EXHIBIT 10.5

LEASE
from: 14 SYLVAN REALTY L.L.C. (LESSOR)
to: WYNDHAM WORLDWIDE OPERATIONS, INC. (LESSEE)
Building: 14 Sylvan Way, Parsippany, New Jersey

LEASE, is made the 5th day of August, 2011 between 14 SYLVAN REALTY L.L.C. ("Lessor") whose address is c/o Mack-Cali Realty Corporation, P.O. Box 7817, Edison, New Jersey 08818-7817 and WYNDHAM WORLDWIDE OPERATIONS, INC. ("Lessee") having an address at 22 Sylvan Way, Parsippany, New Jersey.

WITNESSETH

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

PREAMBLE
BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.ADDITIONAL RENT shall mean all sums in addition to Fixed Basic Rent payable by Lessee to Lessor pursuant to the provisions of the Lease.

2.BUILDING shall mean the building containing approximately 203,000 rentable square feet to be constructed by Lessor on the Land in accordance with this Lease. Upon completion of the Base Building Work (as set forth on Exhibit C attached hereto and made a part hereof, the "Base Building Work"), Lessor's architect shall certify that the Base Building Work was completed in accordance with Exhibit C hereof and shall verify the rentable square footage of the Building using Building Owner and Manager Standard Method of Floor Measurement (BOMA), ANSI-Z65, 1-1996, excluding any patio space, balconies, covered parking, roof penthouses and atrium air space, and provide to both parties such certification, calculations and the "as-built" drawings (collectively, "Lessor's Architectural Certification"). If the rentable square footage is more or less than 203,000 rentable square feet, then the Fixed Basic Rent and other economic terms based on rentable square footage (e.g., the amount of the Tenant Allowance) shall be adjusted proportionately.

3.COMMENCEMENT DATE is the date, subject to the terms of this Lease, including, but not limited to, Articles 27 and 43 hereof) Lessor shall (a) substantially complete (as described in Section 27(g)) the Base Building Work for the Property (which is estimated to be on or about February 25, 2013); and (b) deliver exclusive possession of the Premises to Lessee; provided, however, that Lessor shall give Lessee not less than five (5) days prior notice of the occurrence of the Commencement Date.

4.DEMISED PREMISES OR PREMISES shall be the Property, including the Land and Building, located at Block 202, Lot 1.13 and known as 14 Sylvan Way, Parsippany, New Jersey.

5.EXHIBITS shall be the following, attached to this Lease and incorporated herein and made a part hereof.

Exhibit A	Legal Description of Land
Exhibit A-1	Site Plan (showing Phases of Construction)
Exhibit B	Rules and Regulations
Exhibit C	Base Building Work
Exhibit C-1	Base Building Work Construction Schedule
Exhibit D	Lessee's Work
Exhibit E	Mack-Cali Completion Guaranty
Exhibit F	Lessee Estoppel Certificate
Exhibit G	Commencement Date Agreement
Exhibit H	Permits and Approvals
Exhibit I	Signage
Exhibit J	Environmental Questionnaire
Exhibit K	Guaranty of Lease
Exhibit L	Operating Cost Exclusions
Exhibit M	Purchase and Sale Agreement

6.EXPIRATION DATE shall be the last day of the month in which the day before the fifteen (15) year and three (3) month anniversary of the Rent Commencement Date occurs, subject to extension pursuant to the provisions of Article 52, or such earlier date this Lease may be terminated pursuant to the terms of this Lease.

7.FIXED BASIC RENT shall mean the net minimum rental payable by Lessee under this Lease, as follows, subject, however, to Lessor's Architectural Certification:

Year	Yearly Rate	Monthly Installments	Per Square Foot Per Annum

1	$4,971,470.00	$414,289.17	$24.49
2	$5,058,760.00	$421,563.33	$24.92
3	$5,148,080.00	$429,006.67	$25.36
4	$5,237,400.00	$436,450.00	$25.80
5	$5,328,750.00	$444,062.50	$26.25
6	$5,422,130.00	$451,844.17	$26.71
7	$5,517,540.00	$459,795.00	$27.18
8	$5,612,950.00	$467,745.83	$27.65
9	$5,712,420.00	$476,035.00	$28.14
10	$5,811,890.00	$484,324.17	$28.63
11	$5,913,390.00	$492,782.50	$29.13
12	$6,016,920.00	$501,410.00	$29.64
13	$6,122,480.00	$510,206.67	$30.16
14	$6,230,070.00	$519,172.50	$30.69
15	$6,339,690.00	$528,307.50	$31.23
For the last three (3) months	$6,451,340.00	$537,611.67	$31.78

*As per Preamble Paragraph 13, below, Fixed Basic Rent does not commence until the Rent Commencement Date which is fifteen (15) months after the Commencement Date. Additional Rent shall commence nine (9) months after the Commencement Date, as per Paragraph 23 of this Lease.

As used in the above schedule, "Year" shall mean a twelve month period commencing, as applicable, on the Rent Commencement Date or each anniversary of the Rent Commencement Date. In addition, if the Rent Commencement Date does not occur on the first (1st day of a calendar month, the first Year of this Lease shall be the period from the Rent Commencement Date through the last day of the twelfth (12th) month following the Rent Commencement Date.

8.LESSEE'S BROKER shall mean Wyndham Vacation Resorts, Inc., or its assignee.

9.LAND shall mean the real property described on Exhibit A, exclusive of the forty (40) foot buffer area (the "Buffer Area") along the rear (northerly) property line of the real property described on Exhibit A which is expressly excluded from the Land for all purposes under this Lease except for Lessee's obligation to pay Taxes pursuant to Section 23a of this Lease. Lessor shall be solely responsible, at its cost, for the Buffer Area, unless any such costs are necessitated by Lessee's own negligent or willful acts or omissions.

10.PARKING SPACES shall mean not less than 3.5 parking spaces for each 1,000 rentable square feet of space leased by Lessee, or such greater number of parking spaces as is approved pursuant to Article 36 of the Lease.

11.PERMITTED USE shall be general office, training and any other lawful use consistent with the uses of a first class office park in the Parsippany, New Jersey area and for no other purpose.

12.PROPERTY shall mean the Land, Building, the parking areas and all other improvements located on the Land.

13.RENT COMMENCEMENT DATE shall be the fifteenth (15th) month anniversary of the Commencement Date, subject to extensions for Lessor Delays.

14.LESSOR DELAYS shall mean any delay in the completion of the Base Building Work and/or the issuance of Lessor's Architectural Certification for the Building or a delay in the performance by Lessee of the Tenant Improvements, in either case to the extent caused by

(a)any act or omission of Lessor, Lessor's Professionals (defined in Section 27 (d) hereof), Lessor's contractors, or any of their respective subcontractors, suppliers, employees, agents or representatives, including, but not limited to, delays resulting from Lessor's delay in providing, or wrongful withholding of or unreasonable conditioning of consents or approvals. Nothing contained herein shall be deemed a Lessor Delay to include a delay in the completion of the Tenant Improvements by reason of Force Majeure, it being understood that Lessor shall not be responsible and the Rent Commencement Date shall not be affected by any delay in the Tenant Improvements resulting from Force Majeure.

(b)any delay in the construction of the Base Building Work and/or the issuance of Lessor's Architectural Certification for any reason, including, but not limited to, Force Majeure, except to the extent resulting from Lessee Delays. Notwithstanding anything herein to the contrary, in the event any Lessor Delay (including delays in the construction of the Base Building Work by reason of Force Majeure) occurs on the same day as a Lessee Delay, no Lessee Delay shall be deemed to exist.

Lessee shall notify Lessor (which notice may be telephonic to Mitchell E. Hersh) of any occurrence which could constitute a Lessor Delay. A Lessor Delay shall include only the time after receipt by Lessor of such notice and only if Lessor does not correct such condition within forty eight hours of such notice; and a Lessor Delay shall be deemed to exist only to the extent that Lessee could not have avoided the delay by commercially reasonable actions without additional cost. Notwithstanding anything herein to the contrary, any delay in the completion of the Base Building Work or the issuance of Lessor's Architectural Certification related to Force Majeure shall be deemed to arise from the date of the occurrence of such Force Majeure through the date the impediments caused by such Force Majeure no longer exist, as opposed to arising from the expiration of the aforesaid forty-eight hour notice and cure period. Furthermore, the following shall not constitute a Lessor Delay:

(i)    Except as set forth above with respect to Force Majeure, no action or inaction by Lessor or its representatives shall be a Lessor Delay until after Lessee has given Lessor oral or written notice of the condition and Lessor has had the opportunity, as described above, to remedy the condition.

(ii)    Any Lessee Delay to the extent caused by Lessee's Professionals or any of Lessee's other workers, contractors or subcontractors in preparing the plans and specifications or in performing Lessee's construction of the Tenant Improvements (including any delays in Lessee's construction of the Tenant Improvements resulting from Force Majeure) shall not be a Lessor Delay, unless such Lessee Delay occurs on the same day as a Lessor Delay, in which case, such Lessee Delay shall only be deemed to have occurred if such Lessee Delay actually extends the period of delay from what would have occurred if there was solely a Lessor Delay. Lessee shall not be responsible for third parties over whom it does not have a degree of control or Force Majeure causes that delay the Base Building Work.

(iii)    If Lessee has failed to provide Lessor with sufficient information to enable Lessor to render its approval or disapproval or submission of requested information, then the number of days in which Lessor must respond to Lessee's requests for information shall be extended by the number of days reasonably necessary due to such failure, and the number of days in such extension shall not be deemed to be days constituting Lessor Delay. Lessor shall notify Lessee within three (3) business days after Lessee's request for information, if Lessor requires additional information to enable Lessor to render such approval or disapproval. All such written requests shall be sent by Lessee to Lessor by overnight mail Attention: Mitchell E. Hersh. All Lessee requests for information from Lessor shall be accompanied with two (2) legible, clean copies of adequate supporting documentation sufficient for Lessor to approve or disapprove such information by the expiration of the ten (10) business day Lessor review period.

Delays by The Gale Construction Company ("GCC") in the completion of the Tenant Improvements. Lessee acknowledges that GCC is an affiliate of Lessor and is performing the Base Building Work required to be performed by Lessor under the Lease. For purposes of this Agreement, if Tenant selects GCC as Lessee's construction manager or general contractor with respect to the Tenant Improvements, GCC shall be deemed Lessee's contractor for the purposes of the completion of the Tenant Improvements, and, (notwithstanding that delays in the performance of the Base Building Work by GCC shall be and remain Lessor Delays) any delays by GCC in the performance of the Tenant Improvements (as opposed to the Base Building Work), including those resulting from Force Majeure, shall not be deemed a Lessor Delay or result in a delay of the Rent Commencement Date. The ramifications of any delays by GCC in the performance of its obligations as Lessee's contractor for the. Tenant Improvements shall be governed by the terms and conditions of the contract to be entered into between Lessee and GCC for the Tenant Improvements.

15.LESSEE DELAYS shall mean any delay in the completion of the Base Building Work and/or the issuance of Lessor's Architectural Certification to the extent caused by the following:

(a)    Any act or omission of Lessee or any of its employees, agents or contractors, or

(b)    Lessee's changes to the drawings or specifications or changes or substitutions requested by Lessee with respect to the Base Building Work.

Lessor shall notify Lessee (which notice may be telephonic to Frank Campana) of any occurrence which could constitute a Lessee Delay. A Lessee Delay shall include only the time after receipt by Lessee of such notice and only if Lessee does not correct such condition within forty eight hours of such notice. A Lessee Delay shall be deemed to exist only to the extent that Lessor could not have avoided the delay by commercially reasonable actions without additional cost. Furthermore, the following shall not constitute a Lessee Delay:

(i)    No action or inaction by Lessee or its representatives shall be a Lessee Delay until after Lessor has given Lessee oral or written notice of the condition and Lessee has had the opportunity to remedy the condition.

(ii)    Any delay to the extent caused by Lessor's Professionals or any other of Lessor's workers, contractors or subcontractors in preparing the plans and specifications or in performing Lessor's Construction shall not be a Lessee Delay, unless, and to the extent, such delay is occasioned by an act or omission of Lessee, Lessee's Professionals, Lessee's contractors, or any of their respective subcontractors, suppliers, employees, agents or representatives.

(iii)    If Lessor has failed to provide Lessee with sufficient information to enable Lessee to render its approval or disapproval or submission of requested information, then the number of days in which Lessee must respond to Lessor's requests for information shall be extended by the number of days reasonably necessary due to such failure, and the number of days in such extension shall not be deemed to be days constituting Lessee Delay. Lessee shall notify Lessor within three (3) business days after Lessor's request for information, if Lessee requires additional information to enable Lessee to render such approval or disapproval. All such written requests shall be sent by Lessor to Lessee by overnight mail Attention: Frank Campana. All of Lessor's requests for information from Lessee shall be accompanied with two (2) legible, clean copies of adequate supporting documentation sufficient for Lessee to approve or disapprove such information by the expiration of the ten (10) business day Lessee review period.

16.GUARANTY OF LEASE:

As security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease, Lessee shall deliver to Lessor simultaneously with the execution of this Lease, a Guaranty of Lease, annexed hereto as Exhibit

K executed and acknowledged by WYNDHAM WORLDWIDE CORPORATION (the "Guarantor"). If Guarantor is the subject of any bankruptcy, insolvency, receivership or creditors' proceedings, Lessee shall provide another guarantor(s) of this Lease, substantially in the form attached hereto as Exhibit K, or other form of security, satisfactory to Lessor, in substitution of, or in addition to, the Guarantor.

17. TERM shall mean the period commencing on the Commencement Date and ending on the Expiration Date, unless sooner terminated pursuant to the provisions of this Lease or unless extended pursuant to any option contained herein.

- END OF PREAMBLE -

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

1.DESCRIPTION:

Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor the Premises and all appurtenances thereof.

2.TERM:

The Premises are leased for a term to commence on the Commencement Date, and to end at 11:59 p.m. on the Expiration Date, all as defined in the Preamble.

3.BASIC RENT:

Lessee shall pay to Lessor during the Term, the Fixed Basic Rent payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Fixed Basic Rent shall accrue at the Yearly Rate and shall be payable, in advance, commencing on the Rent Commencement Date and thereafter on the first day of each calendar month during the Term at the Monthly Installments, except that a proportionately lesser sum may be paid for the month during which the Rent Commencement Date occurs (or the Expiration Date occurs), if the Rent Commencement Date occurs on a day other than the first day of the month, in accordance with the provisions of this Lease herein set forth (or if the Expiration Date occurs on a day other than the last day of the month). Lessee shall pay Fixed Basic Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor's above stated address, or at such other place as Lessor may designate in writing, pursuant to Article 44, without demand and without counterclaim, deduction or set off, except as otherwise expressly provided to the contrary in this Lease. Unless otherwise specifically set forth in this Lease, Lessee shall have thirty (30) days after receipt of an invoice from Lessor to pay any nonrecurring charges of Additional Rent payable by Lessee under this Lease. The items of Additional Rent set forth in Article 23 of this Lease shall not be deemed "nonrecurring charges".

4.USE AND OCCUPANCY:

Lessee shall have the right to use and occupy the Premises for the Permitted Use as defined in the Preamble, and Lessee may use the Premises for ancillary supporting services to Building occupants, including, but not limited to, cafeteria, bank, credit union, ATM, hair and nail salon, company store, fitness center and nurse's station, subject, however, to Lessee's compliance with the Building's certificate of occupancy, (as the same may be amended in connection with any permitted alterations from time to time) and all zoning laws and other applicable governmental laws, ordinances, rules and regulations. Of the services provided to Building occupants, only a bank and/or credit union shall be permitted to be open to the public, it being understood that all other services are for the benefit of Building occupants only.

5.CARE AND REPAIR OF PREMISES/ENVIRONMENTAL:

(a)LESSEE'S OBLIGATIONS:

Lessee acknowledges and agrees that, except as expressly set out in this Lease: this is a net lease that is completely carefree to Lessor; that Lessor is not responsible during the Term for any costs, charges, expenses, and outlays of any nature whatsoever arising from or relating to the Premises, Building or Property, or the use and occupancy thereof, or the contents thereof, or the business carried on therein; and Lessee shall pay all costs, charges, expenses and outlays of every nature and kind relating to the Premises. Lessee shall take good care of the Premises, Building and Property and shall not do or suffer any waste thereon. Except as set forth in this Lease, Lessee shall promptly make all repairs to the Premises, Building and Property of every kind and nature, ordinary as well as extraordinary, structural as well as non-structural, foreseen as well as unforeseen, whether necessitated by legal requirements, wear, tear, obsolescence or defects, latent or otherwise, necessary to keep the Property, Building and Premises in good order and condition as a first-class property. Lessee shall keep all portions of the Premises, including without limitation, the fixtures and equipment thereof and the bathrooms and the lavatory facilities contained therein in good working order and in a clean and orderly condition. Lessee shall repair and maintain the Building's utility and mechanical systems, including the elevators, plumbing, electrical, life safety (including fire sprinklers), heating, ventilation and air conditioning systems and utility and sewer lines within the Building. Lessee shall replace, at Lessee's expense, all glass in and on the Premises which may become broken after the Commencement Date, unless such repairs are necessitated by a fire or other insured casualty and/or unless such repairs are covered by any applicable warranty. The term "repairs" shall include replacements, restorations, and/or renewals when necessary. All repairs made by Lessee shall be in accordance with all applicable legal requirements and substantially equal in quality and workmanship to the original work. Except as otherwise set forth in this Lease, in no event shall Lessor have any obligation to make any repairs, replacements or alterations to the Property, Building or Premises, it being the intention of the parties hereto that Lessee assume all of the repair and maintenance obligations therein except as otherwise provided in this Lease, or unless any such maintenance or repairs are necessitated by any acts and/or omissions of Lessor, its employees, agents, contractors or invitees, in which case, Lessor shall bear the sole cost of such maintenance and repairs. If Lessee fails to perform any of its obligations under this Article within thirty (30) days after notice from Lessor (or in the case of an emergency such shorter period as is reasonably necessary under the circumstances), Lessor shall have the right but not the obligation to make such repair at the expense of Lessee and Lessee shall reimburse Lessor, as Additional Rent, for the cost of such repair within thirty (30) days after Lessee's receipt of an invoice therefor. In the event Lessor exercises such rights as set forth in the immediately preceding sentence, Lessor hereby agrees to indemnify, defend, pay on behalf of and hold harmless Lessee and its respective partners, joint venturers, directors, officers, invitees, agents, servants and employees (each, an "indemnitee" for purposes of this provision) from and against any loss, damage, liability, cost, claim or expense (including reasonable attorney's fees and disbursements) arising from or in connection with Lessor's negligence or willful misconduct in the exercise of such remedy, subject, however, in any event to the mutual releases and waivers of subrogation set forth in Section 30(f) of this Lease.

(b)LESSOR'S OBLIGATIONS:

Lessor, at its sole cost and expense, shall maintain and repair the utility and sewer lines outside of the Building to the point of connection maintained by the utility company(ies); unless any such maintenance or repairs are necessitated by any acts and/or omissions of Lessee, its employees, agents, contractors or invitees, in which case, Lessee shall bear the sole cost of such maintenance and repairs. In addition, during the course of construction, Lessor, at Lessor's sole cost shall repair damage caused by or resulting from any acts and/or omissions or Lessor, its employees, agents, contractors or invitees. To the extent that the cost of repairs set forth in this paragraph is covered by the applicable insurance covering the Property, then the party responsible for such costs shall be entitled to utilize the proceeds from such insurance for such costs.

Notwithstanding anything contained herein to the contrary, Lessor, at its sole cost and expense, shall make all repairs to the structure of the Building (which for purposes hereof, shall mean the footings, foundations, exterior walls, exterior windows (other than glass), load bearing interior walls, columns, and structural steel of the Building and roof structure and roof membrane). Notwithstanding the foregoing, to the extent that such structural repairs are necessitated by any acts or omissions of Lessee, its agents, employees, contractors or invitees, then such structural repairs shall be performed by Lessor at Lessee's sole cost and expense; provided, however, that Lessor shall first look to the applicable insurance proceeds, if any, with respect to such repair costs necessitated by any acts or omissions of Lessee, its agents, employees, contractors or invitees.

Lessor, at its sole cost and expense, shall acquire and provide a minimum of twenty (20) year roof material and workmanship warranty as part of the Base Building Work to be performed by Lessor in accordance with Exhibit C of this Lease. Lessor shall maintain and repair, at Lessee's sole cost and expense, flashing, flashing caulking, downspout clean outs and coping. Lessor, at Lessee's cost, shall employ a preventive maintenance program for the roof that is reasonably acceptable to Lessee. Lessee's operating cost obligations related to the roof maintenance program, including but not limited to, maintenance and repair of flashing, flashing caulking, downspout clean outs and coping, shall not exceed $8,500.00 for any calendar year. All other roof replacement, maintenance or repairs shall be performed by Lessor, at its sole cost and expense, unless such replacements or repairs are necessitated by any acts or omissions of Lessee, its agents, employees, contractors or invitees, in which event such repairs shall be performed by Lessor at Lessee's sole cost and expense provided, however, that Lessor shall first look to the applicable insurance proceeds and/or warranties, if any, with respect to such costs necessitated by any acts or omissions of Lessee, its agents, employees, contractors or invitees.

Lessor shall transfer to Lessee all warranties, in marked binders, for the Property and all systems, materials elements and drawings thereof, and provide copies of all plans, as-built plans and drawings (collectively, "Drawings"), at Lessor's sole cost and expense, whereupon Lessee shall be entitled to the benefit thereof. All Drawings shall be in a CAD/AUTOCAD format in the latest software version. If any warranty with respect to the construction of the Property is not assignable to Lessee, then Lessee shall have the right to cause Lessor to enforce same for the benefit of Lessee.

Lessor shall obtain a one (1) year warranty on materials and workmanship with respect to the Base Building Work commencing on the Rent Commencement Date. Notwithstanding anything to the contrary in this Lease, Lessee shall not be responsible for any maintenance or repairs to the Building or Property covered by such warranty.

Notwithstanding anything contained in this Lease to the contrary, Lessor shall be responsible, at its sole cost and expense, for compliance with all laws that require structural modification or structural alterations to the Premises, unless such compliance is required by reason of Lessee's particular use or manner of use of the Premises (as opposed to the Permitted Use and ancillary supporting services permitted under this Lease), in which event, Lessee shall be responsible for such compliance at Lessee's sole cost and expense. If any changes in laws after the Commencement Date require capital expenditures (other than structural modifications) to be made to the Premises, then Lessor shall comply with such laws and the cost thereof shall be payable by Lessee as follows: the cost of such capital expenditures shall be amortized over the greater of (i) the useful life in accordance with generally accepted accounting principles or (ii) the remaining Term and the amount so amortized attributable to such compliance shall be included in Operating Costs pursuant to Article 23 hereof in each remaining Lease Year of the Term. For amortization purposes, applicable interest shall be the rate actually incurred by Lessor, not to exceed two (2) percentage points in excess of the prime rate charged by JP Morgan Chase Bank, or its successor, at the time of expenditure.

If (i) Lessor fails to perform any of its obligations under this Lease (other than by reason of Lessee's acts or omissions or Force Majeure, defined in Section 42 (a) hereof), (A) which failure materially interferes with Lessee's use of the Premises for the conduct of its business and (B) Lessor fails to commence to remedy such failure to perform within thirty (30) days from the date Lessee notifies Lessor of such failure or fails thereafter to continue diligently to correct such failure, and (ii)in the case of any such failure (A) Lessee again notifies Lessor after the expiration of such 30-day period of such failure and of Lessee's intention to cure same, which notice shall specify that such notice is being given in accordance with this Article, and shall contain the following statement in capitalized bold type: "IF YOU FAIL TO PERFORM THE OBLIGATION REFERENCED IN TIDS NOTICE WITIDN THE TIME PERIOD SPECIFIED IN ARTICLE 5 OF THE LEASE, WE SHALL EXERCISE OUR SELF-HELP REMEDIES UNDER THAT SECTION" and (B) such failure continues for not less than five (5) consecutive days from the date Lessor receives such second notice, provided that, in the case of a failure which for causes beyond Lessor's reasonable control cannot with due diligence be cured within such 5-day period, such 5 day period shall be extended for such period as may be necessary to cure such failure provided that Lessor shall be diligently prosecuting such cure, then at Lessee's election and as Lessee's sole remedy (if Lessee elects to exercise its self help rights hereunder), Lessee may take such actions as may be reasonably necessary to cure such failure and Lessor shall reimburse Lessee for the reasonable out-of-pocket costs incurred by Lessee in performing same within thirty (30) days after receipt by Lessor of a written statement from Lessee as to the amount of such costs, provided the performance of such obligation by Lessee does not adversely affect the structure, electrical, HVAC, plumbing or mechanical systems of the Building. Except as hereafter provided, under no circumstances shall Lessee have any set-off or deduction against Fixed Basic Rent or Additional Rent for any amount expended by Lessee pursuant to the preceding sentence; it being understood that Lessee's sole remedy hereunder shall be a separate claim against Lessor. For purposes hereof, Lessor shall be deemed to have commenced to cure a failure or service interruption if Lessor has begun to take such action as is reasonably practicable under the circumstances (e.g., inspecting the situation, calling necessary contractors, etc.), even though actual repairs may not have commenced. In the exercise of Lessee's rights under this Article, Lessee agrees that Lessee shall use only those contractors then on the approved list of contractors for the Building as such list may be furnished from time to time during the Term by Lessor to Lessee (provided that such a list has been furnished by Lessor to Lessee after Lessee's request therefor and a contractor on such list is available to proceed with reasonable promptness under the circumstances). Lessee shall have the right to add a contractor to this list at any time, subject to Lessor's reasonable consent. To the extent that Lessee does use a contractor on the approved list, such contractor's charges for the work shall be deemed to be reasonable. In the event Lessee exercises the self help remedies in accordance with this Article, Lessee hereby agrees to indemnify, defend, pay on behalf of and hold harmless Lessor and its respective partners, joint venturers, directors, officers, invitees, agents, servants and employees (each, an “indemnitee" for purposes of this provision) from and against any loss, damage, liability, cost, claim or expense (including reasonable attorney's fees and disbursements) arising from or in connection with Lessee's negligence or willful misconduct in the exercise of such self help remedies, including, without limitation, any accident, injury or damage whatsoever occurring in, about or to the Building or the structure, electrical, HVAC, plumbing or mechanical systems of the Building as a result of Lessee's performance of its self help remedies under this Article subject, however, in any event, to the mutual releases and waivers of subrogation set forth in Section 30f. of this Lease. In no event shall Lessee have any rights under this Article if the failure or service interruption was caused by any act, omission, negligence or willful misconduct of Lessee or any of its contractors, agents, employees, servants, licensees or invitees or if Lessee is in default under this Lease beyond applicable notice and grace periods. Notwithstanding the foregoing, in the event of an emergency, Lessee may utilize its self help rights herein with only notice as is reasonable under the circumstances. For purposes hereof, (i) an "emergency" shall mean an imminent threat to persons or an imminent threat of significant property damage; and (ii) "materially interfere with Lessee's use" shall mean that more than ten percent (10%) of the rentable area of the Building shall be rendered untenantable by reason of Lessor's failure to perform hereunder.

If Lessee exercises its rights pursuant to this Section 5(b) and Lessor disputes Lessee's assertion that Lessor defaulted in its obligations beyond the expiration of the applicable notice and cure periods, Lessee may submit the · dispute for arbitration in Morris County, New Jersey in accordance with the Rules of the American Arbitration Association (or its successor then existing) by a panel of three arbitrators. The determination in such arbitration proceeding will be conclusive upon the parties, and judgment upon any award or decision may be entered in any court having jurisdiction thereof. The costs, fees, and expenses of the arbitrators and the American Arbitration Association will be paid by the prevailing party in such arbitration. If the arbitrators rule that Lessor defaulted in its obligations under this Lease, Lessor shall reimburse Lessee for the reasonable costs and expenses actually incurred by Lessee in curing such default within thirty (30) days after Lessor's receipt of a reasonably detailed statement, together with appropriate supporting documentation, establishing the amount of such costs and expenses. If Lessor fails to make such payment of the arbitration award pursuant to this paragraph within such thirty (30) day period or Lessor does not dispute Lessee's exercise of Lessee's self-help rights or the amounts expended by Lessee in exercising such rights, and provided that Lessee is not in default under this Lease beyond the expiration of applicable notice and cure periods, Lessee upon not less than thirty (30) days notice to Lessor (a copy of which notice shall be sent simultaneously to Lessor's mortgagee, if any), shall have the right to offset any such arbitration award or such amount that is not being disputed by Lessor against any payment of Fixed Basic Rent or Additional Rent otherwise payable under this Lease until all of the arbitration award or the amount not in dispute has been recouped by Lessee. Such notice by Lessee to Lessor shall contain a statement in bold, capitalized letters that "IF LESSOR FAILS TO PAY SUCH ARBITRATION AWARD (OR SUCH AMOUNT NOT IN DISPUTE) WITHIN THIRTY (30) DAYS OF RECEIPT OF THIS LETTER, LESSEE SHALL HAVE THE RIGHT TO OFFSET THE AMOUNT OF SUCH ARBITRATION AWARD AGAINST THE BASE RENT AND/OR ADDITIONAL RENT PAYABLE BY LESSEE TO LESSOR UNDER THE LEASE".

All work to be performed by either party hereunder shall be performed in a standard befitting a first class property, in accordance with all applicable legal requirements and substantially equal in quality and workmanship to the original work.

(c)ENVIRONMENTAL

(i)Compliance with Environmental Laws. Lessee shall, at Lessee's own expense, promptly comply with Environmental Laws (as defined in Section 5(c)(viii)) applicable to the Premises, Lessee, Lessee's operations at the Premises, or all of them. Notwithstanding the foregoing, in no event shall Lessee be responsible for environmental conditions affecting the Property and existing prior to the Commencement Date, or thereafter created by Lessor, its agents, employees or contractors, except to the extent such conditions are exacerbated by the negligence or willful misconduct of Lessee or a Lessee Representative (as defined in subparagraph (v) below), and Lessor, at Lessor's cost and expense, shall be responsible for compliance with Environmental Laws with respect to such conditions. Nothing contained herein shall be deemed to prohibit Lessee from utilizing de minimis quanities of ordinary office materials within the Building.

(ii)ISRA Compliance.

Lessee shall, at Lessee's own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending or successor legislation and regulations ("ISRA") with respect to any ISRA triggering event caused by Lessee, to the extent ISRA is applicable to Lessee and Class A office buildings.

(iii)     Information to Lessor. At no expense to Lessor or Lessee as the case may be, Lessee and Lessor shall promptly provide each other with all information and sign all documents reasonably requested by Lessor or Lessee, as the case may be, with respect to compliance with Environmental Laws.

(iv)    Lessor Audit. Lessee shall permit Lessor and its representatives access to the Premises and the Property with reasonable advance notice at a reasonable time agreed to by Lessor and Lessee to conduct an environmental assessment, investigation and sampling at Lessor's sole cost and expense. If Lessee has violated any Environmental Laws or has created or exacerbated an environmental condition, the cost of such assessment, investigation and sampling shall be borne by Lessee.

(v)    Lessee Remediation. Should any assessment, investigation or sampling reveal the existence of any spill, discharge or placement of hazardous substances in, on, under, or about, or migrating from the Premises, the Building or the Land, as a result of the action or omission of Lessee or a "Lessee Representative", then Lessee shall, at Lessee's own expense, in accordance with Environmental Laws, undertake all action required by any governmental authority having jurisdictional authority with respect to the Property under the applicable Environmental Laws to the extent attributable to such action or omission by Lessee or a "Lessee Representative", including, without limitation, promptly obtaining and delivering to Lessor an unrestricted use Response Action Outcome from a Licensed Site Remediation Professional in accordance with Environmental Laws. For purposes of this Article, the term "Lessee's Representative" shall mean any officer, director, member, partner, employee, agent, licensee, assignee or sublessee of Lessee or any third party for whose acts Lessee is legally responsible. In no event shall any of Lessee's remedial action involve engineering or institutional controls, a groundwater classification exception area or well restriction area. Lessee's remedial action shall meet all governmental requirements in connection therewith for non-residential property. Promptly upon completion of all required investigatory and remedial activities, Lessee shall, at Lessee's own expense, to Lessor's reasonable satisfaction, restore the affected areas of the Premises or the Property, as the case may be, to their condition prior to the investigatory or remedial work.

(vi)    Environmental Questionnaire. Upon Lessor's request, contemporaneously with the signing and delivery of this Lease, and thereafter upon renewal of the Lease, if at all, Lessee shall complete, execute and deliver to Lessor an environmental questionnaire in the form attached to this Lease as Exhibit J.

(vii)    Environmental Documents and Conditions. For purposes of this Article, the term "Environmental Documents" shall mean all environmental documentation concerning the Premises or the Property, in the possession or under the control of Lessor or Lessee, including, without limitation, plans, reports, correspondence and submissions. During the Term of this Lease and subsequently, promptly upon receipt by Lessor or Lessee, such party shall deliver to the other party all Environmental Documents concerning or generated by or on behalf of the delivering party, whether currently or hereafter existing. In addition, each party shall promptly notify the other party of any release or violation of Environmental Laws of which such party has knowledge, which exist in, on, under, or about, or migrating from or onto the Building or the Property.

(viii)    Lessor's Right to Perform Lessee's Obligations. Notwithstanding anything to the contrary set forth in this Lease, in the event, pursuant to this Lease, Lessee is required to undertake any sampling, assessment, investigation or remediation with respect to the Premises or the Property, as the case may be, and Lessee fails to undertake the same as described herein, beyond the applicable notice and cure period, then, at Lessor's discretion, Lessor shall have the right at a time reasonably agreed to by Lessor and Lessee, to perform such activities at Lessee's expense, and all reasonable sums incurred by Lessor shall be paid by Lessee, as Additional Rent, upon demand. Notwithstanding the foregoing, if the anticipated cost of remediation exceeds $100,000.00, then Lessor may elect to perform such remediation, at Lessee's expense, upon written notice to Lessee, and Lessor shall have no obligation to give Lessee an opportunity to first undertake such remediation. In the event Lessor exercises the foregoing remedies, Lessor hereby agrees to indemnify, defend, pay on behalf of and hold harmless Lessee and its respective directors, officers, invitees, agents, servants and employees from and against any loss, damage, liability, cost, claim or expense (including reasonable attorney's fees and disbursements) arising from or in connection with Lessor's negligence or willful misconduct in the exercise of such remedies, subject however, in any event, to the mutual releases and waivers of subrogation set forth in Section 30(f) of this Lease.

Lessor represents and warrants that to Lessor's knowledge (i) the Property is in full compliance with Environmental Laws; (ii) there has not been any past or present release, discharge, emission, disposal or presence of Contaminants (defined in subsection (xi) hereof) at the Property; (iii) there are no Contaminants stored, located or present on the Property; (iv) the Property is not subject to any pending or threatened Environmental Action (hereinafter defined in this subsection); and (v) Lessor does not have knowledge or notice of any threatened or pending Environmental Action with respect to the Property.

For the purposes of this section, the following definitions will apply:

"Environmental Actions" refers to any complaint, summons, citation, notice (written or oral), investigation, directive order, claim, cause of action, action, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority or any third party involving actual or alleged violations of Environmental Laws, the presence, or release into the environment or human exposure to any Contaminant from or onto the Premises or the environment.

"Environmental Laws" means all federal, interstate, state and local laws relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface, subsurface strata or natural resources), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Contaminants, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants.

"Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action.

(ix)     Indemnity. Lessee shall indemnify, defend and hold harmless Lessor, Lessor's officers, directors, employees and personal or legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, counsel, engineering and other professional or expert fees, which an indemnified party may incur resulting directly or indirectly, wholly or partly from Lessee's actions or omissions with regard to Lessee's obligations under this Article. Lessor shall indemnify, defend and hold harmless Lessee, Lessee's officers, directors, employees and personal or legal representatives from and against any and all claims, liabilities, losses, damages, penalties and costs, foreseen or unforeseen, including, without limitation, counsel, engineering and other professional or expert fees, which an indemnified party may incur resulting directly or indirectly, wholly or partly from Lessor's actions or omissions with regard to Lessor's obligations under this Article or any environmental conditions affecting the Property prior to the Commencement Date or resulting from any act or omission of Lessor or any officer, director, member, partner, employee or agent of Lessor or any third party for whose acts Lessor is legally responsible.

(x)    Survival. This Article shall survive the expiration or earlier termination of this Lease. Lessee's and Lessor's failure to abide by the terms of this Article shall be restrainable or enforceable, as the case may be, by injunction.

(xi)    Interpretation. The obligations imposed upon Lessor and Lessee under subparagraphs (i) through (x) above are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Lessor and Lessee under this Article 5. As used in this Article, the term "Contaminants" shall include, without limitation, any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant, contaminant, petroleum, asbestos or polychlorinated biphenyls, as defined or referred to in any Environmental Laws. Where a law or regulation defines any of these terms more broadly then another, the broader definition shall apply.

6.ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

(a)Lessee may, at its own expense, upon Lessor's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, make changes, alterations, additions or improvements to the Premises ("Alterations") and install Lessee's Property (as defined below in subsection (e)) in the Premises as will, in the judgment of Lessee, better adapt the same for its needs, provided that Lessee complies with the following provisions:

(i)The Alterations shall not result in a violation of any then applicable certificate of occupancy for the Building.

(ii)The outside appearance of the Building shall not be affected; and such Alterations shall not weaken or impair the structure, or materially lessen the value of the Building as determined by Lessor in its reasonable discretion. Any structural changes or alterations of the "Base Building" (as defined below) shall not be made without Lessor's consent which shall not be unreasonably withheld, conditioned or delayed. All such structural changes or Base Building alterations shall be performed using contractors satisfactory to Lessor in its reasonable discretion.

For purposes hereof, "Base Building" shall mean all portions of the Building for which Lessor is responsible to construct pursuant to Exhibit C hereof.

(iii) Lessee shall not install any materials, fixtures or articles or make any other improvements (other than such as would constitute Lessee's Property) which are subject to liens, conditional sales contracts, chattel mortgages or security interests.

(iv)    Lessee shall submit to Lessor three (3) copies of final plans and specifications of the Alterations promptly after written request by Lessor.

(v)    Upon completion of any Alterations (other than decorations) Lessee shall deliver to Lessor three (3) copies of "as-built" plans for such Alterations and "CAD" drawings promptly after written request by Lessor.

(b)Lessee agrees that all Alterations shall at all times comply with all applicable legal requirements and that Lessee, at its expense, shall (i) obtain and deliver a copy to Lessor of all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such Alterations and (ii) cause all Alterations to be performed in a good and workmanlike manner. Lessee, at its expense, shall promptly procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations issued by any public authority having or asserting jurisdiction.

(c)Throughout the making of all Alterations (other than mere decorations), Lessee, at its expense, shall carry or cause its contractors to carry (i) workers' compensation insurance in statutory limits covering all persons employed in connection with such Alterations, and (ii) commercial liability insurance covering any occurrence in or about the Premises in connection with such Alterations which complies with the requirements of Article 30.

(d)Neither Lessor nor Lessor's agents shall be liable for any labor or materials furnished or to be furnished to Lessee upon credit, and no mechanics' or other liens for such labor or materials shall attach to or affect any estate or interest of Lessor in any part of the Property. Lessee shall indemnify Lessor against liability for any and all mechanics' and other liens filed in connection with Alterations. Lessee, at its expense, shall procure the discharge of any such lien within sixty (60) days after Lessee's receipt of notice of the filing thereof against any part of the Property. If Lessee shall fail to cause any such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Lessor may discharge the same either by paying the amount claimed to be due or by deposit or bonding proceedings. Any amount so paid by Lessor, and all reasonable costs and expenses incurred by Lessor in connection therewith, shall be payable by Lessee within thirty (30) days following Lessee's receipt of Lessor's statement.

(e)Except for items of Lessee's personal property, furniture, furnishings signs, telecommunications equipment, IT equipment and trade fixtures ("Lessee's Property"), all Alterations and appurtenances attached to or built into the Premises at the commencement of or during the Term (other than vaults, Lessee's raised flooring and associated items or other items that are not standard office improvements), whether or not at the expense of Lessee, and whether or not Lessor's consent is required (collectively "Fixtures"), shall be and remain a part of the Premises and shall be deemed the property of Lessor as of the date such Fixtures are completed, attached to or built into the Premises. At the end of the Term, subject to subparagraph (f) of this Article, Lessor shall have the right to require Lessee, at Lessee's sole cost, to remove any Alterations that are not standard office improvements from the Building and repair any damage to the Building resulting from the installation of such Alteration or its removal. Fixtures shall include electrical, plumbing, heating and sprinkling equipment, fixtures, outlets, venetian blinds, partitions, gates, doors, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, and all fixtures, equipment and appurtenances of a similar nature or purpose. Any Alterations which shall involve the removal of any Fixtures essential to the operation of the Building shall be promptly replaced, at Lessee's expense and free of superior title, liens, security interests and claims, with like property, of at least equal quality and value.

(f)Notwithstanding the foregoing, Lessee shall not be required to remove (i) any of its initial Tenant Improvements to the Premises, including, but not limited to, the Work, as defined on Exhibit D, and any data and telecommunications cabling, fixtures and wiring; or (ii) any Alterations made after the initial Tenant Improvements unless (1) the Alterations (including the Work defined in Exhibit D) made are not standard office improvements, and (2) Lessor notifies Lessee at the time Lessor consents to such Alterations (or, as to Alterations not requiring consent, at Lessee's option, within ten (10) days after written request to Lessor by Lessee for a determination as to whether removal will be required), that Lessor shall require removal of such Alterations.

For purposes hereof, "not standard office improvements" shall mean raised flooring, interior staircases, vaults, elevators, modifications to the Base Building and unusual configuration for first class office space. Lessee shall repair any damage to the Premises resulting from such removal.

Nothing contained herein shall be deemed to require Lessee to remove any portion of the Base Building Work.

(g)Notwithstanding anything contained herein to the contrary, Lessor's consent shall not be required for any Alteration costing less than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), provided that such Alteration does not affect floor slabs, Building structural elements, the mechanical or utility systems or the exterior of the Building.

(h)Lessee shall not be required to post a bond or pay Lessor a supervisory fee in connection with any Alterations.

(i)Lessor shall notify Lessee within ten (10) business days after receipt of Lessee's notice therefor, whether Lessor consents to any Alteration(s). If Lessor fails to respond within such ten (10) business day period, Lessee may send Lessor a second notice which notice shall provide in capitalized and bold type letters that Lessor's failure to respond to such request within five (5) business days shall be deemed Lessor's consent to such Alteration(s), and if Lessor fails to respond to such request within five (5) business days after Lessor's receipt of such second notice, Lessor shall be deemed to have consented to such Alteration(s), in which case, such deemed consent shall also be deemed notification by Lessor that it requires removal of such Alteration (to the extent, if any, such Alteration is a "not standard office improvement") by the end of the Term at Lessee's expense under subsection (f) hereof.

7.ACTIVITIES INCREASING FIRE INSURANCE RATES:

Lessee shall not do or suffer anything to be done on the Premises which will substantially increase the rate of fire insurance on the Building above the rates typical for similar office uses.

8.ASSIGNMENT AND SUBLEASE:

Provided Lessee is not in default of any provisions of this Lease beyond the expiration of the applicable notice and cure periods, Lessee may assign or sublease the within Lease to any party subject to the following:

(a)In the event Lessee desires to assign this Lease to any other party or sublease all of the Premises (as opposed to a portion thereof) from time to time, the terms and conditions of such assignment or such sublease, as the case may be, shall be communicated to Lessor in writing no less than twenty-five (25) days prior to the effective date of any assignment or sublease. In either of the foregoing instances, prior to the effective date thereof, Lessor shall have the option, exercisable in writing to Lessee, to: (i) recapture all of the Premises ("Recapture Space") so that such prospective assignee or sublessee shall, as of such proposed effective date, then become the lessee of Lessor hereunder, and the prior Lessee shall be fully released from any and all obligations with respect to the Recapture Space; or (ii) recapture the Recapture Space for Lessor's own use and, as of such proposed effective date, Lessee shall be fully released from any and all obligations hereunder thereafter arising with respect to the Recapture Space.

(b)Subject to Lessor's recapture right with respect to a sublease for all of the Premises, Lessee may sublease all or any portion of the Premises, from time to time, without obtaining Lessor's prior written consent. In addition, for purposes of clarification, Lessor shall have no right of recapture with respect to a proposed sublease for only a portion of the Premises. With respect to an assignment, Lessee may assign this Lease, subject to the Lessor's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Except as herein provided, any assignment or sublease by Lessee (including those subleases for which Lessor's consent is not required) shall be on the basis of the following terms and conditions:

(i)    The Lessee shall provide to the Lessor the name and address of the assignee or sublessee.

(ii)    The assignee shall assume, by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to the Lessor within ten (10) days of its execution. Any sublease shall expressly acknowledge that said sublessee's rights against Lessor shall be no greater than those of Lessee. Lessee further agrees that notwithstanding any such subletting, no other and further subletting of the Premises by any person claiming through or under Lessee shall or will be made except upon compliance with and subject to the provisions of this Article 8 (but, in any event, not subject to any right of recapture by Lessor and not subject to the prior consent of Lessor).

(iii)    Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of default by Lessee under this Lease beyond the expiration of the applicable notice and cure periods, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease, and such sublessee shall, at Lessor's option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not (i) be liable for any previous act or omission of Lessee under such sublease or, (ii) be subject to any offset not expressly provided in such sublease which theretofore accrued to such sublease to which Lessor has not specifically consented in writing or by any previous prepayment of more than one month's rent.

(iv)    Except as hereafter provided, Lessee and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term of this Lease, as the same may be renewed, extended or otherwise modified. Notwithstanding the foregoing, the continued liability of an assignor subsequent to an assignment of this Lease of any entity that was "Lessee" hereunder shall not be increased by any amendment or modification of this Lease, only to the extent that any such amendment or modification of this Lease increases the liability of such entity and/or increases the monetary obligations of such entity; provided, however that an assignor shall remain liable for any increase in liability or monetary obligations resulting from (i) Lessee's exercise of any option provided in this Lease and/or (ii) any amendment and/or modification of this Lease between Lessor and an Affiliate of any such assignor.

(v)    The Lessee and any assignee shall promptly pay to Lessor fifty percent (50%) of any consideration received for any assignment and/or fifty percent (50%) of the rent, as and when received, in excess of the rent required to be paid by Lessee for the area sublet computed on the basis of an average square foot rent for the square footage Lessee has leased, after deducting therefrom the reasonable, direct out of pocket costs incurred by Lessee in connection with such assignment or subletting, including reasonable attorney's fees, brokerage commissions, tenant improvements performed for such assignee or subtenant at Lessee's cost and the fair value of any property sold by Lessee to the assignee or subtenant. Notwithstanding the foregoing, the term "consideration" as used in this subsection shall not include any amounts attributable to the fair value of business goodwill, personal property transferred, or the sale of the business, stock or assets of Lessee (but shall include the fair value attributable to Lessee's leasehold estate hereunder) In any event, this subsection shall not apply to a transfer described in Section 8(c) below.

(vi)    In any event, the acceptance by the Lessor of any rent from the assignee or from any of the subtenants or the failure of the Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release the Lessee herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

(vii)    Intentionally omitted.

(viii)    The proposed assignee or sublessee is not then an occupant of any part of the Building or any other building that is within the Mack-Cali Business Campus and then owned by Lessor, unless the assignee or sublessee will be using the Premises for expansion and/or for relocation of personnel not located in the Building or such buildings and Lessor (or an affiliate of Lessor) does not have reasonably equivalent space in the Mack-Cali Business Campus to accommodate such proposed assignee or sublessee. In any event, this subsection shall not apply to a transfer described in Section 8(c) below.

(ix)    The proposed assignee or subtenant is not an entity or a person with whom Lessor is or has been, within the preceding four (4) month period, negotiating to lease space in the Mack-Cali Business Campus. In any event, this subsection shall not apply to a transfer described in Section 8(c) below.

(x)    There shall not be more than six (6) subtenants in the Building.

(xi)    Lessee shall not publicly (e.g. newspapers or trade media) advertise the subtenancy for less than the then current market rent per rentable square foot for the Premises as though the Premises were vacant; provided that this shall not prohibit Lessee from subleasing for less than such market rental or from communicating its proposed rental charges to interested entities or their brokers.

(xii)    Lessee shall not have publicly advertised the availability of the Premises without prior notice to Lessor;

(xiii)    The proposed assignee or subtenant shall only use the Premises for general offices and shall not be engaged in any of the following businesses at the Premises:

(a)educational, including but not limited to, instructional facilities and correspondence schools, other than training/ educational classes for employees and franchisees, provided that the proposed assignee or subtenant may be an educational institution utilizing the Premises for administrative offices;
(b)employment agencies, except to support Lessee's operations;
(c)model agencies;
(d)photographic studios or laboratories;
(e)spas, health, physical fitness or exercise salons, other than for employees only;
(f)intentionally omitted;
(g)construction offices;
(h)medical or dental facilities, including professional offices, treatment facilities, dispensaries or laboratories, except for medical services to Building occupants only;
(i)federal, state or local government offices;
(j)so-called boiler room operations (provided, however, that a call center shall be permitted);
(k)retail stock brokerage offices;
(1)religious organizations making facilities available to congregations for uses other than business purposes; and
(m)    executive shared office suite use.

(xiv)    The proposed assignee or subtenant shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of, the state courts of New Jersey.

(xv)    Lessor shall require a FIVE HUNDRED AND 00/100 DOLLAR ($500.00) payment to cover its handling charges for each request for consent to any assignment prior to its consideration of the same. Lessee acknowledges that its sole remedy with respect to any assertion that Lessor's failure to consent to any assignment is unreasonable shall be the remedy of specific performance and Lessee shall have no other claim or cause of action against Lessor as a result of Lessor's actions in refusing to consent thereto, plus reasonable attorney's fees if Lessee prevails. Lessee's waiver as to no other claims or causes of action as a result of Lessor's actions in refusing to consent hereunder shall not apply if it is judicially determined that Lessor acted in bad faith or maliciously with respect to its refusal to consent hereunder. The parties agree that the question of Lessor's reasonableness in refusing to consent hereunder may be submitted to expedited arbitration in accordance with the rules of the office of the American Arbitration Association (or any successor) nearest to the Building. In any event, the handling charges set forth in this subsection shall not apply to a transfer described in Section 8(c) below.

(xvi)    Within twenty (20) days after Lessor receives Lessee's notice requesting Lessor's consent to a specific assignment, Lessor shall notify Lessee whether Lessor consents to such assignment. If Lessor denies Lessee's request for consent to a specific assignment, Lessor shall specify in writing, the reason(s) therefor. If Lessor fails to respond within such twenty (20) day period, Lessee may send Lessor a second notice which notice shall provide in capitalized and bold type letters that Lessor's failure to respond to such request within five (5) business days shall be deemed Lessor's consent to such assignment, and if Lessor fails to respond to such request within five (5) business days after Lessor's receipt of such second notice, Lessor shall be deemed to have consented to such assignment.

(xvii)    Lessee shall have the absolute right to assign this Lease to an Affiliate without the consent of Lessor, and without application of subsection (a) or subsections (b) (v), (viii), (ix) or (xv) of this Article 8; provided however, that the Affiliate assignee, together with Guarantor (and any assignor continuing to have primary liability as tenant under this Lease, provided that such assignor has waived its rights under Section 8b.(iv)) has a combined net worth, computed in accordance with generally accepted accounting principles at least equal to $100,000,000.00.

(c)If Lessee is a corporation other than a corporation whose stock is listed and traded on a nationally recognized stock exchange, the provisions of Subsection a. shall apply to a transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of stock (or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock) which results in a change of control of Lessee as if such transfer of stock (or other mechanism) which results in a change of control of Lessee were an assignment of this Lease, and if Lessee is a partnership or joint venture, said provisions shall apply with respect to a transfer (by one or more transfers) of an interest in the distributions of profits and losses of such partnership or joint venture (or other mechanism, such as, by way of example, the creation of additional general partnership or limited partnership interests) which results in a change of control of such a partnership or joint venture, as if such transfer of an interest in the distributions of profits and losses of such partnership or joint venture which results in a change of control of such partnership or joint venture were an assignment of this Lease; but said provisions shall not apply to transactions (i.e, such transactions shall not be subject to the requirements for Lessor's consent, or Lessor's right to recapture) with a corporation into or with which Lessee is merged or consolidated or to which all or substantially all of Lessee's assets or equity ownership interests are transferred, provided that in the event of such merger, consolidation or transfer of all or substantially all of Lessee's assets (i) the successor to Lessee, together with Guarantor, has a combined net worth computed in accordance with generally accepted accounting principles at least equal to $100,000,000.00, and (ii) proof satisfactory to Lessor of such net worth shall have been delivered to Lessor at least 10 days prior to the effective date of any such transaction.

Lessee may assign this Lease or sublet any portion or all the Premises to any corporation, partnership, trust, association or other business organization directly or indirectly controlling or controlled by Lessee or under common control with Lessee, or to any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Lessee provided that any such successor by merger, consolidation, corporate reorganization or acquisition of assets, together with Guarantor, has a combined net worth at the time of such merger, consolidation, reorganization or acquisition (herein, "Merger") equal to or greater than $100,000,000.00, without application of subsection (a) or subsections (b) (v), (viii), (ix) or (xv) of this Article 8. Without limiting the foregoing, Lessee may also permit occupancy by any Affiliate without formal sublease or assignment and such occupancy shall not be deemed to be subject to the provisions of this Article. Lessee may also by license, sublease or other agreement allow vendor/partners and/or service providers ("Lessee's Vendors") to occupy space in the Premises for the sole purpose of providing services solely to Lessee, Lessee's Affiliates (hereinafter defined in Section 42(c) and/or Building occupants (including, but not limited to, cafeteria, health and fitness center, miscellaneous vendors, hair salon, nail salon, credit union/bank, copying center, dry cleaner (pick-up only), medical center, company store, travel consultants, temp agency, limo service and IT consultants) and such agreements shall not be deemed to be subleases or subject to or governed by this Article 8. Any other assignment of this Lease or subleasing of all of the Premises beyond those described in this Section 8(c) shall be subject to Lessor's approval, which approval shall not be unreasonably withheld, conditioned or delayed as set forth in this Article 8. For purposes of this Article 8, subleasing of at least 90% of the Premises shall be deemed a subletting "of all of the Premises".

(d)In the event that any or all of Lessee's interest in the Premises and/or this Lease is transferred by operation of law to any trustee, receiver, or other representative or agent of Lessee, or to Lessee as a debtor in possession, and subsequently any or all of Lessee's interest in the Premises and/or this Lease is offered or to be offered by Lessee or any trustee, receiver, or other representative or agent of Lessee as to its estate or property (such person, firm or entity being hereinafter referred to as the

"Grantor"), for assignment, conveyance, lease, or other disposition to a person, firm or entity other than Lessor (each such transaction being hereinafter referred to as a "Disposition"), it is agreed that Lessor has and shall have a right of first refusal to purchase, take, or otherwise acquire, the same upon the same terms and conditions as the Grantor thereof shall accept upon such Disposition to such other person, firm, or entity; and as to each such Disposition the Grantor shall give written notice to Lessor in reasonable detail of all of the terms and conditions of such Disposition within twenty (20) days next following Grantor's determination to accept the same but prior to accepting the same, and Grantor shall not make the Disposition until and unless Lessor has failed or refused to accept such right of first refusal as to the Disposition, as set forth herein.

Lessor shall have thirty (30) days next following its receipt of the written notice as to such Disposition in which to exercise the option to acquire Lessee's interest by such Disposition, and the exercise of the option by Lessor shall be effected by notice to that effect sent to the Grantor; but nothing herein shall require Lessor to, accept a particular Disposition or any Disposition, nor does the rejection of any one such offer of first refusal constitute a waiver or release of the obligation of the Grantor to submit other offers hereunder to Lessor. In the event Lessor accepts such offer of first refusal, the transaction shall be consummated pursuant to the terms and conditions of the Disposition described in the notice to Lessor. In the event Lessor rejects such offer of first refusal, Grantor may consummate the Disposition with such other person, firm, or entity; but any decrease in price of more than two percent (2%) of the price sought by Grantor or any change in the terms of payment for such Disposition shall constitute a new transaction requiring a further option of first refusal to be given to Lessor hereunder.

(e)Without limiting any of the provisions of Articles 12 and 13, if pursuant to the Federal Bankruptcy Code (herein referred to as the "Code"), or any similar law hereafter enacted having the same general purpose, Lessee is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one year's Fixed Basic Rent plus an amount equal to the Additional Rent for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Lessor for the balance of the Term, without interest, as security for the full performance of all of Lessee's obligations under this Lease.

(f)Except as specifically set forth above, no portion of the Premises or of Lessee's interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Lessee, nor shall Lessee pledge its interest in this Lease or in any security deposit required hereunder.

(g)Lessor agrees that neither Lessor, nor any Affiliate (as defined in Section 42(c) of Lessor, shall deny its consent to any proposed subletting by any other tenants in the Mack-Cali Business Campus to Lessee for the sole reason that Lessee is an existing tenant of Lessor or is or has been negotiating for space with Lessor. Nothing contained herein shall be deemed to prohibit Lessor, or an Affiliate of Lessor, from exercising any recapture rights Lessor may have under the leases with such other tenants or from denying its consent to a subleasing to Lessee for any other reason other than the fact that Lessee is an existing tenant of Lessor.

(h)Notwithstanding anything contained herein, Lessee shall have the right, without being required to obtain the consent of Lessor or being subject to Lessor's recapture rights hereunder, to permit portions of the Premises to be used under so called "Desk Sharing" arrangements by persons or entities which have an independent business relationship with Lessee, other than landlord/tenant or sublandlord/subtenant (any such person or entity, a "User"), and which User shall only use desk space in the Premises for the purposes permitted by this Lease, and subject to and in compliance with the following terms and conditions:

(1)A User shall have no rights under this Lease;

(2)no separate entrances to the Premises from public areas shall be constructed to access the space used by any User;

(3)any breach or violation of this Lease by a User shall be deemed to be and shall constitute a breach or violation by Lessee under this Lease, and any act or omission of a User shall be deemed to be and shall constitute the act or omission of Lessee under this Lease;

(4)the right of a User to occupy a portion of the Premises shall not be deemed to be an assignment of, or sublease under, this Lease and any occupancy of the Premises shall automatically terminate upon expiration or earlier termination of this Lease;

(5)Lessee hereby indemnifies and holds harmless Lessor, any lessor and any mortgagee against loss, claim or damage (excluding consequential) arising from the acts or omission of any User; and

(6)no User shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, and each User shall be subject to the service of process at and the jurisdiction of the courts of, the State of New Jersey.

(i)    Lessor agrees that, within thirty (30) days following the written request of Lessee and provided that no default by Lessee exists beyond any applicable grace period, Lessor shall enter into a non-disturbance, recognition, and attornment agreement reasonably satisfactory to Lessor (''Nondisturbance Agreement") with a Qualifying Subtenant, as hereinafter defined, pursuant to which Lessor shall agree that if this Lease is terminated prior to the scheduled Expiration Date as a result of a default by Lessee hereunder (unless caused by a default by the Qualifying Subtenant), Lessor shall not disturb the Qualifying Subtenant's possession under the Qualified Sublease, as hereinafter defined, and shall otherwise recognize the Qualifying Subtenant's right to continued possession of the portion of the Premises subleased to such Qualifying Subtenant, subject to the terms and conditions set forth herein. The Nondisturbance Agreement shall contain the following conditions:

(i)Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, the Qualifying Subtenant shall pay to Lessor a per square foot Fixed Basic Rent that shall be the greater of: (x) the per square foot Fixed Basic Rent otherwise payable by Lessee under this Lease at the time of the Lease termination, or (y) the per square foot Fixed Basic Rent otherwise payable by the Qualifying Subtenant under the Qualifying Sublease at the time of the Lease termination, or (z) the then fair market rent for the subleased premises. The Qualifying Subtenant shall attorn to Lessor, as its lessor, and such attornment shall be effective and self-operative without the execution of any further instruments on the part of either party;

(ii)Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, the Qualifying Subtenant will perform and abide by the same obligations under this Lease as Lessee with respect to the subleased premises under the Qualifying Sublease, including, but not limited to, the obligation to pay Fixed Basic Rent and Additional Rent, provided however that Qualifying Subtenant will have no right to exercise any of the extension options under Section 52 hereof, the right of first offer options under Sections 53 and 54 hereof, or any other similar options that may be included in this Lease;

(iii)Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, Lessor's obligations or liability as sub landlord under the Qualifying Sublease will not be greater than Lessor's obligations or liability under this Lease. In addition, Lessor shall not be: (i) liable for any previous act or omission by Lessee under any such sublease; (ii) subject to any offset of rent or defenses that shall thereunto have accrued to any such sublessee against Lessee; (iii) bound by any previous prepayment of rent made by any such Qualified Subtenant to Lessee, unless such prepayment was actually received by Lessor; (iv) liable to Qualified Subtenant for any security deposit made by any such Qualified Subtenant to Lessee, unless such security deposit was actually received by Lessor; (v) liable for any representations or warranties given or made by Lessee to Qualified Subtenant; and (vi) Lessor's liability under such Qualified Sublease shall be limited as set forth in Section 40 of this Lease and as otherwise set forth in this Lease.

(iv)    Notwithstanding anything to the contrary in the Qualifying Sublease, in the event of a termination of this Lease, Lessor will have the right, at its option, to require that the Qualifying Subtenant enter into a new lease directly with Lessor for the subleased premises for the remainder of the term of the sublease consistent with the rights and obligations of Lessor and the Qualifying Subtenant under the provisions of this Section 8(i), in which event the Qualifying Sublease will become null and void. In the event Lessor and Qualifying Subtenant enter into a direct lease pursuant to this subparagraph, Lessor will not be liable for any commission due to a broker with whom Lessee or the Qualifying Subtenant has dealt, and the Qualifying Subtenant shall indemnify, defend, and hold harmless Lessor and its additional insureds from and against all threatened or asserted claims, liabilities, costs or damages (including, without limitation, reasonable attorney's fees and disbursements) which may be asserted against or incurred by Lessor as a result of any claim of any broker in connection therewith.

For the purposes of this Section 8(i), the following definitions shall apply:

(1)A "Qualifying Subtenant" shall mean a subtenant, as of the date of the execution of the Nondisturbance Agreement and as of the Lease termination:

(A)that complies with all requirements of this Section 8(i);

(B)is not an Affiliate of Lessee;

(C)is an "investment grade" credit (i.e., BBB or higher as rated by Standard and Poors), or if such subtenant is not otherwise rated, has at such time a "shadow rating" (as determined using the same criteria utilized by Standard and Poors, Moodys or in the event neither entity remains in existence, such other rating agency generally recognized by the investment banking industry reasonably acceptable to Lessor) that is an "investment grade" credit;

(D)    is not in default of any of its obligations under a Qualifying Sublease.

(2)A "Qualifying Sublease" shall mean a sublease with a Qualifying Subtenant:

(A)that complies with all requirements of this Section S(i); and

(B)under which the subleased premises consists of at least one-half (1/2) of the rentable floor area of a floor of the Building and with entrances separate from the balance of the Premises (which balance of the Premises constitutes a contiguous unit) and with separate or submetered electrical service.

9.COMPLIANCE WITH RULES AND REGULATIONS:

Lessee shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B attached hereto and made a part hereof and with such further rules and regulations as Lessor may reasonably prescribe for the safety, care and cleanliness of the Building and the comfort, quiet and convenience of other occupants of the Building. Lessee, shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Lessor reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installations shall be placed and maintained by Lessee, at Lessee's expense, in settings sufficient, in Lessor's reasonable judgment, to prevent damage to the Premises.

10.DAMAGES TO BUILDING:

(a)If the Building is damaged by fire or any other cause to such extent the cost of restoration, as reasonably estimated by Lessor, will equal or exceed fifty percent (50%) of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Lessor may, no later than the thirtieth (30th) day following the date of damage, give Lessee a notice of election to terminate this Lease, or if restoration of the damage will require more than twelve (12) months to complete based upon the reasonable estimate of Lessor's architect/engineer (a copy of which shall be delivered by Lessor to Lessee within sixty (60) days after the date of such damage), or if such damage is not fully repaired and reasonable access to the Premises restored within twelve (12) months from the date of damage, then, in any such event Lessee may, no later than the thirtieth (30th) day following the date of Lessee's receipt of the estimate of the architect/engineer or following the end of said twelve (12) month period, give Lessor a notice of election to terminate this Lease. In either of said events, this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and Lessee shall surrender possession of the Premises within thirty (30) days thereafter, and the Fixed Basic Rent and any Additional Rent, shall be apportioned as of the date of said surrender, and any Fixed Basic Rent or Additional Rent paid for any period beyond said date shall be repaid to Lessee (such obligation to survive the termination of this Lease). If the cost of restoration shall not entitle Lessor to terminate this Lease, or if, despite the cost, Lessor does not elect to terminate this Lease, Lessor shall restore the Building with reasonable promptness and Lessee shall have no right to terminate this Lease, except as set forth above. The time period set forth above for completion of the restoration shall be extended for Force Majeure (as hereinafter defined), which extension for Force Majeure shall not exceed sixty (60) days. Lessor need not restore Lessee's trade fixtures and personal property, e.g. workstations, furniture, office equipment, etc. Without limiting the foregoing, any improvements that were installed by Lessee as permitted in this Lease, and any improvements that were, installed by Lessor and became either Lessor's or Lessee's property upon, installation pursuant to the terms of this Lease, shall be insured by Lessee and restored by Lessor to the extent such insurance proceeds are made available to Lessor. Notwithstanding anything contained herein to the contrary, if the Building is damaged by uninsured cause, or if the proceeds of insurance are insufficient to, pay for the repair of any damage to the Building, Lessor will have the option, either to elect to repair the damage or terminate this Lease, and Lessor shall elect such option no later than sixtieth (60th) day following the date of damage.

In any case in which use of the Property is affected by any damage thereto, there shall be either an abatement or an equitable reduction in Fixed Basic Rent and Additional Rent, depending on the period for which and the extent to which the Property are not reasonably usable by Lessee for its business operations at the Property. The words "restoration" and "restore" as used in this Article shall include repairs and the words "repair" and "repairs" as used in this Article shall include restoration.

(b)Notwithstanding anything in this Lease to the contrary, Lessee shall have the right to negate any notice of termination given by Lessor under this Article 10. To exercise such right, Lessee must notify Lessor that it is negating such termination (the "Termination Declination Notice") within thirty (30) days after Lessee's receipt of the notice of termination from Lessor, time being of the essence in the giving of such notice. The Termination Declination Notice from Lessee shall contain an undertaking to restore the Building so as to make the Building at least equal in value to the Building existing immediately prior to the occurrence and as similar to it in character as is practicable and reasonable. Lessor (or, if applicable, Lessor's mortgagee) will apply and make available to pay to Lessee the net proceeds of any fire or other casualty insurance paid to Lessor (or Lessor's mortgagee), after deduction of any costs of collection, including attorneys' fees, 'for repairing or rebuilding as the same progresses. Payments will be made against properly certified vouchers of an architect licensed in the State of New Jersey in charge of the work and delivery to Lessor (and Lessor's mortgagee) such other reasonable documentation that Lessor and Lessor's mortgagee shall reasonably require and approved by Lessor and Lessor's mortgagee. Lessor will make the insurance proceeds available to be applied towards each payment to be made by or on behalf of Lessee, for the repairing or rebuilding of the Building, under a schedule of payments to be made by Lessee and approved by Lessor and Lessor's mortgagee, an amount in such proportion to the payment by Lessee as the total net amount received by Lessor (or Lessor's mortgagee) from insurers bears to the total estimated cost of the rebuilding or repairing. Lessor, however, may withhold from each amount so to be paid by Lessor (or Lessor's mortgagee) ten percent (10%) of the amount until the work of repairing or rebuilding is completed and proof has been furnished to Lessor (and Lessor's mortgagee) that no lien or liability has attached or will attach to the Property or to Lessor (or Lessor's mortgagee) in connection with the repairing or rebuilding. Upon the completion of rebuilding and the furnishing of the following documentation, the balance of the net proceeds of the insurance will be paid to Lessee upon delivery of: (i) Copy of the Certificate of Occupancy (temporary and permanent) issued by the local construction official; (ii) AIA Document G704, Certificate of substantial completion issued and signed by Lessee's architect; (iii) final release of lien statements from the general and all sub-contractors associated with the work; (iv) a set of reproducible drawings of the plans and a "CAD" file (in .DWG or .DXF format) of the "As-Built" plans; and (v) copies of paid invoices evidencing the cost of the work.

If the proceeds of insurance are paid to the holder of any mortgage on Lessor's interest in the Building, Lessor and Lessor's mortgagee will make available net proceeds of the insurance in accordance with the provisions of this subsection (b). Before beginning the repairs or rebuilding, or letting any contracts in connection with the repairs or rebuilding, Lessee will submit for Lessor's and Lessor's mortgagee's approval, which approval each party will not unreasonably withhold or delay, complete and detailed plans and specifications for the repairs or rebuilding and the list of all contractors and subcontractors. Promptly after receiving Lessor's and Lessor's mortgagee's approval of those plans and specifications and the approval of all contractors and subcontractors (which consent shall not be unreasonably withheld, conditioned or delayed), Lessee will begin the repairs or rebuilding and will prosecute the repairs and rebuilding to completion with diligence, subject, however, to Force Majeure and other causes beyond Lessee's reasonable control. Lessee will obtain and deliver to Lessor and Lessor's mortgagee a temporary or final certificate of occupancy before the Premises are reoccupied for any purpose. The repairs or rebuilding will be completed free and clear of mechanics' or other liens, and in accordance with all applicable laws affecting the repairs or rebuilding, and also in accordance with all requirements of the insurance rating organization, or similar body, and of any liability insurance company, insuring Lessor against liability for accidents related to the Building. Any remaining proceeds of insurance after the restoration will be Lessee's property.
During the progress of the repairs or rebuilding, Lessor, Lessor's mortgagee and their respective architects and engineers may, from time to time, inspect the Building and will be furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to the repairs or rebuilding. Lessee will keep all plans, shop drawings, and specifications at the Building, and Lessor, Lessor's mortgagee and their respective architects and engineers may examine them at all reasonable times. If, during the repairs or rebuilding, Lessor, Lessor's mortgagee and their architects and engineers determine that the repairs or rebuilding are not being done in accordance with the approved plans and specifications (except to a de minimis extent), Lessor will give prompt notice in writing to Lessee, specifying in detail the particular deficiency, omission, or other respect in which Lessor claims the repairs or rebuilding do not accord with the approved plans and specifications. Upon the receipt of that notice, Lessee will cause corrections to be made to any deficiencies, omissions, or other respect. Lessee's obligations to supply insurance, according to Article 30 hereof will be applicable to any repairs or building under this paragraph.
The charges of any architect or engineer employed by Lessor (and/or Lessor's mortgagee) to pass upon any plans and specifications and to supervise and approve any construction, or for any services rendered by the architect or engineer to Lessor as contemplated by any of the provisions of this Lease, will be paid by Lessee as a cost of the repair or rebuilding or, if applicable, the insurance proceeds. The fees of the architect or engineer will be those that are customarily paid for comparable services.
No Rent Abatement. If Lessee undertakes the restoration of the Building hereunder, the Fixed Basic Rent and Additional Rent will not abate pending the repairs or rebuilding except to the extent to which Lessor receives a net sum as proceeds of any rent insurance.

Lessor and Lessee acknowledge that, with respect to the SNDA to be provided by any future mortgagee or ground lessor, the terms of Article 15 regarding subordination specifically require that, under the provisions of such SNDA and subject to the commercially reasonable conditions of Lessor's mortgagee and/or ground lessor, if any, all insurance proceeds from the Building insurance shall be used first towards the restoration of the Property in the manner described in this Article 10; provided, however, that if there shall remain less than one (1) year in the Term after the estimated date of completion of the restoration of the Property, Lessor's mortgagee or ground lessor, as the case may be, shall have no obligation to make such insurance proceeds available for the restoration of the Property. However, if Lessor's mortgagee or ground lessee, elects not to make such insurance proceeds available for the restoration of the Property as set forth in the immediately preceding sentence and Lessee's Option to Extend the Term pursuant to Article 52 is exercisable by Lessee, then Lessee may negate Lessor's mortgagee's or ground lessor's election not to make sure insurance proceeds available by timely exercising Lessee's Option to Extend pursuant to Article 52.

11.EMINENT DOMAIN:

If Lessee's use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof or any estate therein, including a material portion of the parking area(s); or (b) any other part of the Building; then, in either of such events, this Lease shall terminate on the date when title vests pursuant to such taking; provided, however, if the parking area is taken by eminent domain, Lessor shall have the right, but not the obligation, to provide substitute parking within the Mack-Cali Business Campus, including, if reasonably necessary, providing adequate shuttle service for the benefit of the Building's occupants, at Lessor's cost and expense. If Lessor is able to provide such substitute parking, then this Lease shall continue in full force and effect. The Fixed Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, shall be repaid to Lessee within thirty (30) days after the effective date of such termination. Lessee shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Lessee' may file a separate claim for any taking of fixtures and improvements owned by Lessee including Lessee's Property, damages for cessation or interruption of Lessee's business and for moving expenses, provided the same shall, in no way, affect or diminish Lessor’s award. In the event of a partial taking which does not effect a termination of this Lease but does deprive Lessee of the use of a portion of the Premises, there shall be an equitable reduction of the Fixed Basic Rent and Additional Rent.

12.INSOLVENCY OF LESSEE:

Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee, or, (b) a general assignment by Lessee for the benefit of creditors, or, (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee's right to possession of the Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Article 14 hereof. Notwithstanding the foregoing, Lessee shall have sixty (60) days after the filing of an involuntary bankruptcy petition to have such petition dismissed.

13.LESSOR’S AND LESSEE’S REMEDIES ON DEFAULT:

If Lessee defaults in the payment of Fixed Basic Rent, or any Additional Rent, or defaults in the performance of any of the other covenants and conditions hereof or permits the Premises to become deserted, abandoned or vacated (which shall not be deemed to have occurred if Lessee continues to pay rent and to otherwise comply with its obligations under this Lease), Lessor may give Lessee notice of such default, and if Lessee does not cure any Fixed Basic Rent or Additional Rent default within five (5) days or other default within thirty (30) days after giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Lessor may terminate this Lease on not less than ten (10) days notice to Lessee, and on the date specified in said notice, Lessee's right to possession of the Premises shall cease but Lessee shall remain liable as hereinafter provided. If this Lease shall have been so terminated by Lessor, pursuant to Articles 12 or 13 hereof, Lessor may at any time thereafter resume possession of the Premises by any lawful means and remove Lessee or other occupants and their effects. Lessee shall pay to Lessor, on demand, such expenses as Lessor may incur, including, without limitation, court costs and reasonable attorney's fees and disbursements, in enforcing the performance of any obligation of Lessee under this Lease.

If Lessor shall fail to perform any of its obligations when and as due under this Lease (a "breach" or default"), which default continues for a period of more than thirty (30) days after written notice from Lessee specifying such default (or as to any default which requires more than thirty (30) days to remedy, if such cure is not commenced promptly and pursued diligently and in good faith), Lessee may pursue such remedies that Lessee may have under this Lease and/or as may be provided at law or in equity for a lessor's default under a lease, including but not limited to, Lessee's rights pursuant to Article 21 hereof:

14.DEFICIENCY:

In any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may, at Lessor's option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises or otherwise changed or prepared for reletting, and may relet the Premises or any part thereof, as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as or subsequent to, the original Expiration Date of this Lease, at Lessor's option and receive the rent therefor. Rent so received shall be applied first to the payment of such expenses as Lessor may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney's fees, and then to the payment of damages in amounts equal to the Fixed Basic Rent and Additional Rent hereunder and to the costs and expenses of performance of the other covenants of Lessee as herein provided. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Fixed Basic Rent and Additional Rent from the date of such default to the date of expiration of the term demised and other sums herein agreed to be paid by Lessee, less the net proceeds of the reletting, if any, received by Lessor during the remainder of the unexpired term hereof, as ascertained from time to time, and the same shall be payable by Lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Premises as aforesaid, Lessor may grant commercially reasonable rent concessions, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the Term as originally fixed or since extended, there shall be allowed against Lessee's obligation for rent or damages as herein defined, during the period of Lessor's occupancy, the reasonable value of such occupancy, not to exceed, in any event, the Fixed Basic Rent and Additional Rent herein reserved and such occupancy shall not be construed as a release of Lessee's liability hereunder.

Alternatively, in any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may at Lessor's option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date of re-entry, expiration and/or dispossess, an amount ("Damages") equal to the difference between the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the Expiration Date of the Term and the then fair and reasonable rental value of the Premises for the same period. Said Damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such Damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than ten percent (10%) per annum.

Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law now or hereafter in force.

Lessor's remedies hereunder are in addition to any remedy allowed by law.

Notwithstanding anything to the contrary in this Lease, Lessor shall use reasonable efforts to mitigate damages.

15.SUBORDINATION OF LEASE:

This Lease shall, at Lessor's option, or at the option of any holder of any underlying lease or holder of any mortgages or trust deed, be subject and subordinate to any such underlying leases and to any such mortgages or trust deed which may now or hereafter affect the real property of which the Premises form a part, and also to all renewals, modifications, consolidations and replacements of said underlying leases and said mortgages or trust deed; provided, however, that Lessor shall obtain for the benefit of Lessee a non-disturbance agreement, reasonably acceptable to Lessee, from the holder of any such underlying lease, mortgage or trust deed. Any expenses charged by the mortgagee in connection with the obtaining of the aforesaid agreement shall be paid by Lessor. Said SNDA shall specifically require that, under the provisions of such SNDA and subject to the commercially reasonable conditions of Lessor's mortgagee and/or ground lessor, if any, all insurance proceeds from the Building insurance shall be used first towards the restoration of the Property in the manner described in Article 10; provided, however, that if there shall remain less than one (1) year in the Term after the estimated date of completion of the restoration of the Property, Lessor's mortgagee or ground lessor, as the case may be, shall have no obligation to make such insurance proceeds available for the restoration of the Property. However, if Lessor's mortgagee or ground lessee, elects not to make such insurance proceeds available for the restoration of the Property as set forth in the immediately preceding sentence and Lessee's Option to Extend the Term pursuant to Article 52 is exercisable by Lessee, then Lessee may negate Lessor's mortgagee's or ground lessor's election not to make such insurance proceeds available by timely exercising Lessee's Option to Extend pursuant to Article 52. Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination and non-disturbance of this Lease as may be reasonably acceptable to Lessee and reasonably desired by the holders of said mortgages or trust deed or by any of the lessors under such underlying leases. If any underlying lease to which this Lease is subject terminates, Lessee shall, on timely request, attom to the owner of the reversion.

Lessor represents that there currently is no mortgage or ground lease encumbering the Property.

16.SECURITY DEPOSIT:

Intentionally omitted.

17.RIGHT TO CURE LESSEE'S BREACH:

If Lessee remains in breach of any covenant or condition of this Lease after the expiration of any applicable notice and cure period, Lessor may subject to the provisions of Article 13, on ,reasonable prior written notice to Lessee, which shall not be less than fifteen (15) days (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable amount of all expenses, including attorney's fees, incurred by Lessor in so doing (whether paid by Lessor or not) shall be deemed Additional Rent payable on demand.

18.CONSTRUCTION LIENS:

Lessee shall, within sixty (60) days after notice from Lessor, discharge or satisfy by bonding or otherwise any construction liens for materials or labor claimed to have been furnished to the Premises on Lessee's request.

19.RIGHT TO INSPECT AND REPAIR:

Lessor; may enter the Premises but shall not be obligated to do so (except as required by any specific provision of this Lease) at any reasonable time on reasonable advance written notice to Lessee (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs or replacement to, on and about the Premises or the Building, as Lessor reasonably deems necessary or desirable; provided that Lessor shall take all commercially reasonable steps to minimize interference with Lessee's use and occupancy of the Premises. Lessee shall have no claims [or cause of action against Lessor by reason thereof. In no event shall Lessee have any claim against Lessor for interruption of Lessee's business, however occurring, including but not limited to that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof.

20.SERVICES TO BE PROVIDED BY LESSOR/LESSOR'S EXCULPATION:

Subject to intervening laws, ordinances, regulations and executive orders, while Lessee is not in default beyond any applicable notice and cure periods under any of the provisions of this: Lease, Lessor agrees as part of Operating Costs (except to the extent specified as being at Lessor's cost and/or expense), to furnish the following:

(a) As a part of the Base Building Work, Lessor shall install a water meter at Lessor's expense which Lessee shall thereafter maintain at Lessee's expense and Lessee shall pay for water consumed as shown on said meter. Lessee, at Lessee's sole cost and expense, shall furnish rubbish removal services as required and janitorial services and Premises cleaning. Lessee, at its sole cost and expense, shall cause the Premises to be kept clean and in a good and orderly condition as befits the Building and similar buildings in Parsippany, New Jersey. Lessee, at its sole cost, shall perform landscaping, maintenance and snow removal services.

(b)All services other than as provided pursuant to subsection a. hereof to be provided to, or which shall be necessary for the conduct of, Lessee's operations within the Premises, including, without limitation and for purposes of illustration, the furnishing of electric current and gas energy (subject, however, to the provisions of Article 6), telephone, security and any other utility or service which Lessee shall deem necessary or desirable, shall be separately arranged, metered, maintained and paid for by Lessee. Lessee's utilities shall be separately metered. In the event Lessee shall employ a contractor to provide any services to the Premises, such contractor (and any subcontractors) shall agree to employ only such labor as will not result in jurisdictional disputes or strikes. Lessee shall inform Lessor of the names of any contractor or subcontractor Lessee proposes to use in the Premises at least fifteen (15) days prior to the beginning of work by such contractor or subcontractors. Lessor, at Lessor's expense, shall install a i building security system pursuant to Exhibit C as a part of the Lessor's Base Building Work. Lessee, at its sole cost and expense, shall maintain and repair any building security system and may establish its own security system. Lessor, at Lessor's expense, shall install a life safety system in compliance with all applicable codes pursuant to Exhibit C as a part of the Lessor's Base Building Work. Lessee, at its sole cost and expense, shall maintain and repair the life safety system.

(c)Lessee shall not be required to pay any overtime HVAC charges to Lessor. Lessee shall have the right, at Lessee's sole cost and expense, to place supplemental HVAC equipment on the roof of the Building or other locations within the Property reasonably acceptable to Lessor to serve a technical center as well as other areas requiring special or 24 hour air conditioning. Lessor shall provide adequate rights of way and access. Lessee shall obtain all approvals required by any regulatory body having jurisdiction over the installation and/or operation of said equipment, at Lessee's sole cost and expense. Lessee shall repair any damage to the roof caused by the installation, maintenance operation and/or removal of said equipment in a manner reasonably prescribed by Lessor.

(d)Notwithstanding any provisions of this Lease, but subject to the provisions of Section 21, Lessor shall not be liable for failure to furnish any of the aforesaid services when such failure is solely due to Force Majeure. Subject to the provisions of Section 21, Lessor shall not be liable, under any circumstances, including, but not limited to, that arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and nonstructural portions thereof, for loss of or injury to property of Lessee or others,however occurring, through or in connection with or incidental to the furnishing of, or failure to furnish, any of the aforesaid services or for any interruption to Lessee's business, however occurring. Nothing contained herein shall be deemed to exculpate Lessor for: (i) Lessor's own willful misconduct; or (ii) Lessor's obligations ultimately resuming the services required herein at such time that the Force Majeure event is no longer an obstacle to provide same.

Subject to the provisions of Article 21, Lessor shall not be liable in damages or otherwise, for any delay or failure in Lessee's receiving any such utilities and in no event shall any such delay or failure, regardless of cost, constitute an eviction of Lessee or termination of this Lease.

(e)Lessee shall have access to the Premises 24 hours per day each day of the year, except in the case of an emergency.

(f) Notwithstanding anything to the contrary in this Lease, until the ninth (9th) month anniversary of the Commencement Date, Lessor shall pay for all utility charges to the Premises; thereafter, Lessee shall be responsible for all utility charges with respect to the Property.

21.INTERRUPTION OF SERVICES OR USE:

Interruption or curtailment of any service maintained in the Building or at the Property, if caused by Force Majeure, shall not entitle Lessee to any claim against Lessor or to any abatement in rent, and shall not constitute a constructive or partial eviction, unless Lessor fails to take measures as may be reasonable under the circumstances to restore the service without undue delay. If the Premises are rendered untenantable in whole or in part, for a period' of three (3) or more consecutive business days, as a result of any act or omission. If Lessor (or its agents, representatives, servants, employees, licensees or contractors), including, but not limited to (i) Lessor's failure to take reasonable measures to restore service without undue delay in those instances in which Lessor has a duty under this Lease to restore such service, or (ii) Lessor's failure to comply with its obligations under this Lease, there shall be a proportionate abatement of Fixed Basic Rent and Additional Rent from and after the date such untenantability commenced and continuing for the period of such untenantability. In no event shall Lessee be entitled to an abatement of Fixed Basic Rent and Additional Rent if the Premises are rendered untenantable by reason of any act or omission of Lessee or any third party or Force Majeure. Furthermore, in no event shall Lessee be entitled to claim a constructive eviction from the Premises unless Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and if the complaints be justified, unless Lessor shall have failed, within : a reasonable time after receipt of such notice, to remedy, or commence and proceed with due diligence to remedy such condition or conditions, all subject to Force Majeure.

22.BUILDING STANDARD UTILITY SERVICE:

(a)Lessee shall obtain all utilities necessary for its use of the Premises directly from the utility companies or vendors servicing the Premises. The cost of such services shall be paid by Lessee directly to such companies. Lessee shall have the right to install at Lessee's cost and expense such additional electric wiring or equipment in and to the Building's electric system (including, without limitation, a back-up generator) as Lessee shall reasonably require in connection with Lessee's use of the Premises, which installation shall be performed in compliance with all legal requirements and pursuant to the provisions of this Lease, including but not limited to Article 6.

(b)Lessor shall not be liable in any way to Lessee for any loss, damage or expense which Lessee may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Premises pursuant to this Article 22 nor for any interruption in the supply, and Lessee agrees that such supply may be interrupted as may be necessary for inspection, repairs and replacement on not less than seven (7) days' advance notice, and in emergencies. In any event, the full measure of Lessor's liability for any interruption in the supply due to Lessor's acts or omissions shall be an abatement of Fixed Basic Rent and Additional Rent, unless Lessor fails to take such measures as may be reasonable under the circumstances to restore such service without undue delay. In no event shall Lessor be liable for any business interruption suffered by Lessee. Nothing contained herein shall be deemed to release any third party providing a warranty with respect to the Building.

(c)Lessee, at Lessee's expense, shall furnish and install all replacement lighting tubes, lamps, ballasts and bulbs required in the Premises. Lessee shall comply with all Jaws when disposing of such items.

(d)Lessee has the right to negotiate and enter into contracts with independent utility providers such as but not limited to, electricity, gas, telecommunications, phone services, etc.

23.ADDITIONAL RENT:

Commencing with the tenth (1oth) month after the Commencement Date, Lessee will pay in addition to the Fixed Basic Rent provided in Preamble Paragraph 7 above, Additional Rent as set forth in this Article 23.

For purposes of this Article 23 only, a "Lease Year" shall mean the "Calendar Year", except that the first Lease Year shall commence on the Commencement Date and in any event end on December 31 of such Calendar Year ("First Lease Year") and the last Lease Year shall be the partial Calendar Year ending upon the Expiration Date ("Last Lease Year").

(a)Taxes.

(i)    Lessee shall pay to Lessor as Additional Rent, all Taxes (as hereinafter defined). Notwithstanding the foregoing, provided that it is permitted by the applicable taxing authority and Lessor's mortgagee, if any, in lieu of Lessee paying all Taxes to Lessor, Lessee shall pay to the applicable governmental entity on or before the date when due, all taxes, assessments, general and special, ordinary as well as extraordinary, charges, levies and impositions or payments required to be made in lieu thereof, including, but not limited to, water and sewer rents and charges (collectively referred to hereinafter as the "Taxes") presently or hereinafter in effect, which are or may be made liens upon or against the Property and which are allocable to the applicable Term net of any credits, rebates or abatements applicable thereto. If the Property is assessed together with any other lands, Lessee's obligation shall be based on the assessed value of the Building and improvements on the Property and on a pro-ration of the Taxes assessed against the land based on the acreage of Property in comparison to the acreage of the entire tax parcel. Lessee shall pay one hundred percent (100%) of the Taxes payable with respect to the Property. Notwithstanding anything to the contrary in this Lease, Taxes shall not include:

(a)Federal, state or local income taxes;

(b)Franchise, gift, transfer, excise, capital stock, estate or inheritance taxes;

(c)Penalties/interest for late payment, unless resulting from late payment by Lessee to the applicable taxing authority; and

(d)Any municipal assessment related to the construction of the Building.

Lessee shall pay all Taxes directly to the taxing authority prior to the date such payment is due and during such time as Lessee is making direct payments, Lessee shall be solely responsible for any penalties/interest resulting from Lessee's late payment of Taxes.

(ii)    If any Taxes are levied, assessed, imposed or credited on the Property or on the income or rents derived therefrom as a substitute, in whole or in part, for the current ad valorem real estate tax, Lessee shall pay the same.

(iii)    If required by any ground lessor of the Land or holder of any mortgage encumbering the Land, if any, at any time, and from time to time, Lessor may require that Lessee pay Taxes to Lessor in accordance with this paragraph. Lessor shall advise Lessee in writing of Lessee's share with respect to Taxes as estimated for the next twelve (12) month period (or proportionate part thereof if the last period prior to this Lease's expiration is less than twelve (12) months) as then known to Lessor, and thereafter, Lessee shall pay as Additional Rent, Lessee's share of Taxes for the then current period affected by such advice (as the same may be periodically revised by Lessor as additional costs are incurred) in equal monthly installments, such new rates being applied to any months, for which the Fixed Basic Rent shall have already been paid which are affected by the Taxes above referred to, as well as the unexpired months of the current period, the adjustment for the then expired months to be made at the payment of the next succeeding monthly rental, all subject to final adjustment at the expiration of each Lease Year (or partial Lease Year if the last period prior to this Lease's termination is less than twelve (12) months).

(iv)     Receipts. Lessee shall, upon Lessor's request, furnish to Lessor copies of the official receipts from relevant taxing authorities or billing entities or other evidence reasonably satisfactory to Lessor evidencing the payment of any Taxes. If Lessor shall pay the Taxes, upon Lessee's request, Lessor shall provide copies of receipts to Lessee.

(v)    Contests. If Lessor elects not to contest Taxes for any Lease Year, Lessee may request that Lessor contest Taxes for such Lease Year, provided that Lessor shall have no obligation to do so. If Lessor does not provide written notice agreeing to contest Taxes within thirty (30) days after Lessee has requested Lessor to do so, Lessee shall have the right to contest Taxes, at its sole cost and expense, provided that Lessee shall give Lessor not less than fifteen (15) days notice of Lessee's intention to do so. Lessor shall cooperate with Lessee in Lessee's contest of Taxes, provided that Lessor shall have no obligation to expend any monies in connection therewith.

(b)Operating Costs.

(i)Operating Costs shall mean (but without any obligation of Lessor to incur any expenses with respect to the Building or Property, except as specifically set forth in this Lease) all expenses incurred as a result of Lessor's compliance with any of its obligations under this Lease, and such expenses shall include: (1) Corporate Park Expenses (hereinafter defined in subsection c.) allocated to the Property; (2) the cost of all charges for rent, casualty and of liability insurance for the Property to the extent that such insurance is required to be carried by Lessor under any superior lease or superior mortgage or if not required under any superior lease or superior mortgage then to the extent such insurance is carried by owners of buildings comparable to the Building (provided, however, that Lessee shall not be responsible for the cost of any such casualty and rent insurance carried by Lessor to the extent same is carried by Lessee for the Property in accordance with Article 30 hereof); and (3) all charges for any maintenance, repair or replacements performed by Lessor or at Lessor's direction for which Lessee is responsible under this Lease, including service and/or maintenance contracts;. Notwithstanding the foregoing, Operating Costs shall not include; (a) administrative wages and salaries of those not directly involved in the servicing of the Building and, as to persons who are directly involved in servicing the Building, any portion of their wages and salaries not allocable to those services; (b) real estate brokerage commissions; (c) franchise taxes or income taxes of Lessor; (d) Taxes on the Building and Land; (e) cost of painting and decoration for any occupant's space; (f) financing costs and interest, amortization and other charges under mortgages; (g) rent payable under any superior lease; (h) any costs or expenses which pursuant to the express terms of this Lease are to be at the cost and expense of Lessor; and (i) those items described on Exhibit L. Lessor acknowledges that Operating Costs shall be net of any discounts, credits and abatements obtained by Lessor with respect thereto, including, but not limited to, credits for energy efficiency (if applicable).

To the extent any Operating Costs are incurred with respect to the Property and 22 Sylvan Way, such Operating Costs shall be reasonably allocated by Lessor between the Property and 22 Sylvan Way.

(ii)    Lessee shall pay to Lessor 100% of Operating Costs. Lessee shall pay Lessor's estimate of Operating Costs for the First Lease Year and as set forth in Lessor's itemized statement for each Lease Year thereafter, in equal monthly installments, in advance as Additional Rent, together with Fixed Basic Rent. Following the expiration of each Lease Year, Lessor shall furnish Lessee with an itemized statement of the actual Operating Costs for such Lease Year and Lessee shall, within thirty (30) days after receipt of such itemized statement, pay, as Additional Rent, the deficiency, if any, in charges payable by Lessee for such Lease Year; and if, at the end of such Lease Year, the total amount paid by Lessee is greater than the amount required to be paid for such Lease Year, then the amount of such excess will be applied by Lessor to the next succeeding monthly installment of Fixed Basic Rent hereunder; and if there is any such excess during the Last Lease Year, then the amount of such excess will be refunded to Lessee by Lessor within 30 days after Lessor's itemized statement is furnished. All such adjustments shall be subject to verification pursuant to Article 23(e) hereof. If the First Lease Year or Last Lease Year is less than a period of 365 days, then Additional Rent payable during these respective Lease Years shall be appropriately prorated.

(c)Corporate Park Expenses: Corporate Park Expenses shall mean the Campus Conservation Management Association expenses.

(d)Delayed Invoicing. If Lessor fails to render a statement of any item of Additional Rent for any Lease Year within two (2) years after the expiration of such Lease Year, Lessor shall be deemed to have waived any right to collect such item of Additional Rent not so billed for such Lease Year, provided that nothing contained herein shall be deemed a waiver of Lessor's right to bill and collect any item of Additional Rent for any future Lease Years.

(e)Books and Reports.

For the protection of Lessee, Lessor shall maintain for a period of at least two (2) years from the end of each Lease Year books of account and records for all Operating Costs, including, but not limited to, Corporate Park Expenses in accordance with good commercial real estate practice which shall be open to Lessee and its representatives at all reasonable times so Lessee can determine that Operating Costs have, in fact, been paid or incurred. Any disagreement with respect to any one or more of said charges if not satisfactorily settled between Lessor and Lessee shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who shall equally share any cost of such arbitration. Pending resolution of said dispute, Lessee shall pay to Lessor the sum so billed by Lessor subject to ultimate resolution as aforesaid.

If based upon Lessee's inspection, it is determined (either by agreement of the parties or by a final unappealable arbitration award) that the sums paid by Lessee hereunder in such Lease Year exceeded Lessee's actual Operating Costs for such Lease Year by more than five percent (5%), then Lessor will reimburse Lessee for the reasonable costs it incurred to outside, independent auditors to conduct such inspection. Such reimbursement shall be made within thirty (30) days after demand based upon reasonable substantiation by Lessee of such costs. If Lessee is entitled to a refund on account of any overpayment, then, at Lessor's option, the over payment shall be either refunded directly to Lessee or applied against future payment(s) of Additional Rent.

(f)Right of Review.

Once Lessor shall have finally determined Operating Costs at the expiration of a Lease Year, then as to the item so established, Lessee shall only be entitled to dispute said charge as finally established for a period of six (6) months after such charge is finally established, and Lessee specifically waives any right to dispute any such charge at the expiration of said six (6) month period.

24.LESSEE'S ESTOPPEL:

Lessee shall, from time to time, on not less than twenty (20) days prior written request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying to the extent that the following statements are true and accurate, that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the rents and charges have been paid; and, to the best of Lessee's knowledge and without independent inquiry, whether or not Lessee has sent or received a notice of default hereunder, and if so, specifying the nature of the default. It is intended that any such statement delivered pursuant to this Article 24 may be relied on by a prospective purchaser of Lessor's interest or mortgagee of Lessor's interest or assignee of Lessor's interest. Lessee shall also execute and deliver the form "Lessee Estoppel Certificate" attached hereto as Exhibit F.

Lessor shall, from time to time, on not less than twenty (20) days prior written request by Lessee, execute, acknowledge and deliver to Lessee a written statement certifying to the extent that the following statements are true and accurate, that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the rents and charges have been paid; and, to the best of Lessor's knowledge and without independent inquiry, whethd1 or not Lessor has sent or received a notice of default hereunder, and if so, specifying the nature of the default.

25.HOLDOVER TENANCY:

If Lessee holds possession of the Building after the Expiration Date, Lessee shall become a tenant from month to month under the provisions herein provided, but (a) with no increase whatsoever in the Fixed Basic Rent and/or Additional Rent (other than the escalations set forth in Article 23 hereof) during the first three months of such holding over and (b) Lessee shall thereafter pay the sum of one hundred fifty percent (150%) of the monthly Fixed Basic Rent for the last month of the Term, plus one hundred percent (100%) of the Additional Rent. The increased amount shall be liquidated damages, and, in either case, the foregoing amounts shall be payable in advance on the first day of each month,: and without the requirement for demand or notice by Lessor to Lessee demanding delivery of possession of said Premises, and such tenancy shall continue until terminated by Lessor on thirty (30) days written notice of intent to terminate, or until Lessee shall have given to Lessor, at least thirty (30) days prior to the intended date of termination, a written notice of intent to terminate such tenancy, which termination date, in either case, must be as of the end of a calendar month. Lessee's obligations under this Section shall survive the expiration or sooner termination of the Lease. The time limitations described in this Article 25 shall not be subject to extension for Force Majeure.

26.RIGHT TO SHOW PREMISES:

Lessor may show the Premises to prospective purchasers and mortgagees; and during the twelve: (12) months prior to the Expiration Date, to prospective lessees, during regular business hours on reasonable notice to Lessee (which notice may be telephonic). During the last twelve (12) months of the Term, Lessor or any prospective lessee shall have the right to enter the space to perform inspections, surveys, and measurements during regular business hours on reasonable notice to Lessee at a time mutually acceptable to Lessor and Lessee, provided that Lessor and such prospective lessee(s) shall take all commercially reasonable steps to minimize any interference with Lessee's use and enjoyment of the Premises.

27.LESSOR'S WORK; REPRESENTATIONS:

(a)Lessor shall, at its sole cost and expense, commence and complete the construction ("Lessor's Construction") of the core and shell of the Building, in accordance with the Base Building Work set forth in Exhibit C, as the same may be modified from time to time by Lessor in accordance herewith and the plans and specifications for such construction as finalized in accordance with the further provisions of this Article.

(b)In addition, Lessor shall submit to Lessee for Lessee's approval, by notice to Lessee from time to time, any proposed material modification to the Base Building Work prior to such Base Building Work becoming final, as well as construction plans for the Base Building Work; it being understood that Lessee shall not unreasonably withhold its approval thereto. All changes to and modifications of the plans and specifications shall be highlighted, circled or otherwise identified as per standard industry practices. Lessee shall have ten (10) business days after receipt from Lessor of the final Base Building Work or five (5) business days after receipt from Lessor of any proposed modifications to the Base Building Work or any interim plans and specifications in which to approve or disapprove such final plans for the Base Building Work or such modifications or such interim plans and specifications, as the case may be, and Lessee shall be deemed to have approved such final plans for the Base Building Work or such modifications or such interim plans and specifications, as the case may be, if Lessee does not so approve or disapprove same within such ten (10) business day period with respect to the final plans for the Base Building Work or five (5) business day period with respect to any proposed modifications; it being understood that any disapproval of such final plans for the Base Building Work or such modifications or such interim plans and specifications shall only be effective if Lessee notifies Lessor with such disapproval of the reasons for such disapproval in reasonable detail. The period of Lessor's correction of any errors in the plans and/or the period of Lessor's revisions to address Lessee's reasonable objections to plans where Lessee's approval was required, shall not constitute a Lessee Delay. Lessee shall have the right to request in writing changes to the Base Building Work pursuant to the next paragraph.

(c)Lessee shall have the right to request reasonable changes from time to time to the Base Building Work by requesting that Lessor revise the plans and specifications therefor (collectively, "Tenant Initiated Change Orders" or "TICO's"). All TICO's shall be subject to Lessor's prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned, provided that Lessor may, in Lessor's reasonable discretion, disapprove any proposed changes that (i) do not comply with all applicable legal requirements, or (ii) would be incompatible with the Building's status as a first class office building. Within ten (10) business days after receipt of Lessee's TICO, Lessor shall provide Lessor's non-binding estimate of the time delay (or savings) to Lessor's Construction anticipated to result from such changes and the estimated cost of such changes; it being understood that any such estimate by Lessor shall not affect Lessee's responsibility for all Lessee Delays arising out of such changes and for all increased costs of Lessor's Construction arising out of such changes. Any savings as a result of decreased costs of Lessor's Construction arising out of any such change shall be credited to Lessee. Without limiting the generality of the foregoing, no TICO will be approved or processed unless (a) all changes to and modifications of the plans and specifications are circled or highlighted as per standard industry practices, and (b) such TICO is not in violation of a specific requirement of this Lease. Lessor shall notify Lessee whether any TICO has been approved or disapproved within ten (10) business days after receipt of Lessee's request and any failure to approve or disapprove within such time frame shall be deemed to be an approval. Upon receipt and approval of any TICO, Lessor shall submit the TICO to the Subcontractors performing the trade or trades involved in the change and prepare and deliver to Lessee a document in connection therewith for Lessee's approval and signature. In no event shall Lessor be required to perform any TICO unless and until Lessor and Lessee have approved and signed such document and Lessee has acknowledged Lessee's obligation to pay the entire amount of the cost to perform such TICO, including Lessor's overhead and general conditions.

Any actual delays in the occurrence of the Commencement Date due to delays in Lessor's Construction reasonably arising out of changes requested by Lessee to the Base Building Work, including, without limitation, delays reasonably resulting from Lessor's consideration of such change and from the finalization of the cost thereof shall be a Lessee Delay. Lessor will have the right to charge a fee of 4% of the cost of the work of any TICO's (defined in the previous paragraph). Such fee will include reimbursement for Construction Manager's management staff; exclusive of field supervision. Additional costs actually incurred by Lessor las a result of a TICO for field supervision and other typical general conditions items such as insurance, field labor, dumpsters, reproduction, etc. shall be reimbursable to Lessor as a cost of the work of the TICO. If the TICO causes 1an extension of the project duration, then the cost of Construction Manager's management staff shall also be reimbursable to the Construction Manager in the cost of the work. Notwithstanding the foregoing, if any change in the plans and specifications prepared by Lessor is required by reason of an inconsistency between the plans and specifications and the requirements of Exhibit C, any costs or expenses related to such changes shall be paid by Lessor and any delays related thereto shall be Lessor Delays and not Lessee Delays.

(d)Lessor and Lessee and the appropriate personnel from each party's architects, engineers, contractors and other professionals performing services in connection with the Tenant Improvements (Lessee's personnel being collectively, the "Lessee's Professionals" and Lessor's personnel being collectively, "Lessor's Professionals") shall provide all information required by either party with respect to the Tenant Improvements and Lessor's Construction. If either party fails to provide such information promptly after the other party's request, and, as a result thereof, either party is delayed in the performance of Lessor's Construction or the Tenant Improvements, as the case may be, the same shall constitute a delay by Lessee or Lessor, as the case may be.

(e)Promptly following the determination of the Commencement Date, the parties shall enter into a supplementary written agreement setting forth the Commencement and Expiration Dates.

(f)The Base Building Work of the Building shall be completed and initially prepared by Lessor in the manner set forth herein. Lessee shall be entitled to access to the Premises prior to the substantial completion of the Base Building Work in order to construct the Tenant Improvements simultaneously with the construction by Lessor of the Base Building Work, provided that to the extent that there are any delays in Lessor's completion of the Base Building Work resulting therefrom, such delays shall be deemed a 'Lessee Delay' (but only if the delay in the Commencement Date remains despite the notification procedure set forth in the Preamble).

(g)The Base Building Work of the Building shall be deemed substantially completed on the date (the "Base Building Work Substantial Completion Date") on which the Base Building Work to be performed by Lessor hereunder is substantially completed and so evidenced by Lessor's Architectural Certification and the applicable governmental authority has issued for the Premises a certificate of acceptance or shell certificate of occupancy, or such equivalent document issued by the applicable governmental authority for the Premises as shall constitute the applicable governmental authority's final acceptance of the completed Base Building Work (notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which would not materially interfere with the construction of the Tenant Improvements and/or use and occupancy of the Premises by Lessee); provided, however, the parties acknowledge that due to the nature of the Base Building Work and Tenant Improvement Work being performed simultaneously, the applicable governmental authority may be unwilling to provide a certificate of acceptance or shell certificate of occupancy, or such equivalent document and such failure to obtain a certificate of acceptance or shell certificate of occupancy, or such equivalent document shall not affect the Commencement Date. If Lessor does not obtain a certificate of acceptance or shell certificate of occupancy, or such equivalent document issued by the applicable governmental authority for the Premises as aforesaid, and Lessee shall object to Lessor's Architectural I Certification that the Base Building Work has been substantially completed, then, within ten (10) days after Lessee's receipt of Lessor's Architectural Certification (TIME BEING OF THE ESSENCE), Lessee shall deliver to Lessor a written objection stating in detail the items remaining to be completed as a condition to the Base Building Work being substantially completed. Any disagreement of the substantial completion of the Base Building Work shall be ultimately determined by agreement between the chief executive officers of Lessor and Lessee. Lessor represents that on the Base Building Work Substantial Completion Date the Base Building Work will be in compliance with all applicable laws, including, but not limited to, ADA, OSHA and ASHRAE, to the extent applicable to such work. Except for the Base Building Work, Lessor shall not be required to perform any tenant improvement work, or install any fixtures or equipment to prepare the Building, the Property or the Premises for the Tenant Improvements or Lessee's use and occupancy. Lessee shall perform all Tenant Improvements in accordance with this Lease, including but not limited to, Exhibit D attached hereto and made a part hereof. Lessor and Lessee shall cooperate with each other during the entire construction process to ensure that the Base Building Work and Tenant Improvements are performed in a good and workmanlike manner and in i accordance with agreed upon construction schedules. Subject to Lessee Delays, and without limiting the provisions of this Lease regarding the responsibility of Lessor or Lessee, respectively, for Lessor Delays or Lessee Delays, Lessor shall cause the Base Building Work to be substantially completed on or before the date on which Lessee substantially completes the Tenant Improvements (or if earlier, the date Tenant Improvements would have been completed absent Lessor Delays). The Tenant Improvements shall be deemed to be substantially complete on the date (the "Tenant Improvements Substantial Completion Date") on which the Tenant Improvements to be performed by Lessee hereunder are substantially completed and so certified in writing to Lessor and Lessee by Lessee's architect, and the applicable governmental authority has issued for the Premises a temporary or permanent certificate of acceptance, certificate of occupancy, or such equivalent document issued by the applicable governmental authority for the Premises as shall constitute the applicable governmental authority's acceptance of the completed Tenant Improvements (notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration remain to be performed, the non-completion of which would not materially interfere with the use and occupancy of the Premises). Upon Lessee's substantial completion of the Tenant Improvements: (i) Lessee shall cause Lessee's architect to provide to Lessor and Lessee a certificate of substantial completion; (ii) Lessee shall provide to Lessor a certificate of acceptance, temporary or permanent certificate of occupancy or such equivalent document issued by the applicable governmental authority for the Premises as shall constitute the applicable governmental authority's acceptance of the completed Tenant Improvements.

A copy of the current agreed construction schedule for the Base Building Work is attached hereto as Exhibit C-1, and a copy of the current agreed construction schedule for the Tenant Improvements is attached hereto as Exhibit C-2. To the extent that it is necessary for Lessor to revise Lessor's schedule for the Base Building Work to have elements of the Base Building Work coincide with the attached schedule of Lessee's Tenant Improvements, Lessor and Lessee shall document any such schedule changes and/or cost impacts (if any) in accordance with the TICO process set forth in this Article 27. Further, notwithstanding anything to the contrary in the Lease, including, but not limited to, the exhibits thereto, in the event of any conflict between the Base Building Work and the Construction of the Tenant Improvements, the construction of the Tenant Improvements shall have priority, except as set forth in the next sentence. Lessor's Base Building Work with respect to the windows, roof and exterior skin of the Building (the "Building Envelope") shall take priority over the Tenant Improvements. Lessee acknowledges that the current agreed schedule for the Base Building Work contemplates a date of eighteen (18) months from the commencement of construction ("Target Date") for completion of the Building Envelope. If the Building Envelope is not installed and weather tight by the Target Date (for reasons other than Lessee Delays), then the Rent Commencement Date shall be such number of days after the Rent Commencement Date as shall be equal to the number of days between the Target Date and the date the Building Envelope is installed. Lessor acknowledges that the current agreed schedule for construction of the foundations contemplates commencement of such construction on or before December 12, 2011 and agrees that the construction of the Tenant Improvements and of the Base Building shall proceed concurrently.

Lessor acknowledges and agrees that Lessee, at Lessee's sole cost and expense, may intend to qualify the Premises for Leadership in Energy and Environmental Design certification ("LEED Certification") by exploring the following, at Lessee's expense: (i) rain water recapture; (ii) heat island effect - non roof; (iii) alternative energy (solar, geo thermal); and (iv) construction waste management. Lessor agrees, at Lessee's expense, to reasonably cooperate with Lessee in connection with Lessee's attempt to obtain LEED Certification for the Premises, provided, however, in no event shall Lessor be required to expend any monies in connection therewith. Lessor also agrees to cooperate with Lessee in any application for LEED Certification for the Tenant Improvements, provided, however, in no event shall Lessor be required to expend any monies in connection therewith.

(h)Lessor represents that, to the best of Lessor's knowledge, as of the date hereof and as of the Commencement Date:

(i)All utilities required for the construction and occupancy of the Premises are available at the Property with the capacities specified in Exhibit C. Lessor has obtained or will obtain "will-serve" letters and/or agreements to provide service from each utility company, all of which will be in full force and effect on the Commencement Date.

(ii)Attached hereto as Exhibit H is list of all permits and approvals, including but not limited to, construction permits, required in connection with the construction of the Base Building Work (the "Permits and Approvals"). Lessor represents that to the best of Lessor's knowledge, (a) the Permits and Approvals are the only permits and approvals required in connection with the Base Building Work; (b) the Permits and Approvals have been, or it is reasonably anticipated that they will be, obtained by the dates set forth in Exhibit H; and (c) except as specifically noted on Exhibit H, the Permits and Approvals, to the extent previously obtained, are in full force and effect and have not been amended or revoked and will be maintained in full force and effect. Lessor shall endeavor to: (1) obtain all Permits and Approvals within seven (7) months of the date of this Lease; and (2) commence site development and construction within eight (8) months of the date of this Lease. Lessee shall cooperate, without cost to Lessee with Lessor to facilitate the entire approval and construction process.

If, through no fault of Lessee, Lessor has not obtained the Permits and Approvals within one (1) year from Lessor's submission of all final plans and specifications for the Base Building Work required by the applicable governmental authorities to issue such Permits and Approvals ("Lessee's Termination Date"), then, as Lessee's sole remedy, Lessee shall have the right and option to terminate this Lease, upon written notice to Lessor within thirty (30) days after Lessee's Termination Date ("Lessee's Termination Notice Date"), TIME BEING OF THE ESSENCE, whereupon this Lease shall terminate upon Lessor's receipt of such notice; provided, however, if the applicable governmental authority(ies) has not, for any reason whatsoever, including Force Majeure, yet voted on Lessor's Permit and Approval application(s) or Lessor has an appeal pending with respect to a denial of Lessor's Permit and Approval application(s), then Lessee's Termination Date shall be extended for a period not to exceed six (6) additional months, provided that Lessor is proceeding in good faith and with due diligence to obtain such Permits and Approvals. Lessor shall submit such final plans and specifications for the Base Building Work to the applicable governmental authorities within fifteen (15) days after approval of same by Lessor and Lessee. Lessor and Lessee shall proceed in good faith and with due diligence to finalize and approve the plans and specifications for the Base Building Work as expeditiously as possible.

This Lease is expressly conditioned upon Lessor obtaining the Permits and Approvals. If any governmental or quasi-governmental authority shall request modification to the Base Building Work as a condition to issuing any approvals or permits required for the construction of the Building, Lessee's consent shall be necessary, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the grounds on which Lessee could reasonably withhold consent, it shall not be deemed unreasonable for Lessee to withhold consent if (a) the size, configuration or character of the Building are altered, (b) changes would increase the cost of operation or interfere with Lessee's intended use of the Property, including but not limited to the Building; or (c) changes would limit ingress or egress to, or the number of parking spaces on the Property. If the Lessor has not obtained the Permits and Approvals, and Lessor believes, in its sole discretion, that it would be futile to continue to proceed with the prosecution of such Permits and Approvals, Lessor shall have the right and option to terminate this Lease, upon written notice to Lessee, whereupon this Lease shall terminate, and neither party shall owe any further obligation hereunder to the other.

(i)Lessor agrees to cooperate to phase its construction of the Base Building Work in such a way as to allow the construction of Tenant Improvements by Lessee to commence at the earliest possible time (and prior to substantial completion of the Base Building Work and Commencement Date). Lessee shall be permitted to commence construction of Tenant Improvements on any floor as soon as that floor is in a condition where Lessee can commence any element of the Tenant Improvements and as soon as Lessee deems appropriate and prior to the Commencement Date, in accordance with the terms of Exhibit D. During all times prior to the Commencement Date, Lessor shall pay the cost of the following: (a) temporary elevator mechanic or hoist, (b) heat and air conditioning, (c) electricity and utilities, and (d) temporary lighting. The parties acknowledge that the Tenant Improvements to be performed by Lessee will be performed at the same time as the Base Building Work to be performed by Lessor. Lessor shall endeavor to complete punchlist items within sixty (60) days after the Base Building Work Substantial Completion Date, provided that Lessor shall complete such punchlist items prior to Lessee's completion of the Tenant Improvements, except to the extent Lessor is prevented from such completion by ' reason of Lessee Delays.

(j)Lessor shall develop a center courtyard connecting the Building with the adjacent building at 22 Sylvan Way with an upgraded design element and Lessor and Lessee shall work together to develop mutually acceptable plans for the courtyard. If Lessee shall desire a covered walkway between the Building and the building located at 22 Sylvan Way, the cost of such walkway shall be borne solely by Lessee.
(k)    In further consideration for this Lease, Mack-Cali Realty, L.P. ("Guarantor") shall execute for the benefit of Lessee, a completion guaranty with respect to the Base Building Work in the form attached hereto as Exhibit E, whereby Guarantor will agree to complete the Base Building Work if Lessor fails to complete the Base Building Work within twenty-four (24) months from the date of this Lease, TIME BEING OF THE ESSENCE (the "Outside Date") as extended as a result of Lessee's Delays or Force Majeure. Lessor shall add to each contract for the Base Building Work language to the effect that the contract may be assigned to, and/or assumed by, Lessee or Guarantor.

(l)    Notwithstanding anything contained herein to the contrary, if the Base Building Work Substantial Completion Date has not been achieved as a result of Force Majeure within three (3) years from the date of Lessor's receipt of unappealable Permits and Approvals, TIME BEING OF THE ESSENCE (the "Outside Date"), then, and in such event, as Lessee's sole remedy, Lessee may cancel this Lease upon notice to Lessor, which notice shall be given within thirty (30) days after the Outside Date (time being of the essence in the giving of such notice) (the "Termination Notice Deadline") and, unless all of Lessor's obligations which are conditions precedent to the Commencement Date have been satisfied by Lessor within thirty (30) days after Lessor's receipt of Lessee's notice, this Lease shall terminate upon expiration of said thirty (30) day period and the parties shall be released from their respective obligations under this Lease except that Lessor shall reimburse to Lessee any prepaid rent. There shall be no such termination right hereunder to the extent Lessor is delayed in delivering possession of the Premises by reason of Lessee Delays.

If Tenant shall exercise Tenant's option to terminate hereunder, then Tenant shall reimburse Landlord for the Construction Allowance paid by Landlord pursuant to Exhibit D of this Lease. If the Force Majeure event is covered by Tenant's insurance for the Tenant Improvements, Tenant may either (i) retain the proceeds of such insurance applicable to the Tenant Improvements and reimburse Landlord directly the amount of the Construction Allowance paid by Landlord or (ii) direct payment of such proceeds to Landlord and reimburse Landlord for the amount, if any, by which the Construction Allowance paid by Landlord exceeds such insurance proceeds applicable to the Tenant Improvements are paid to Landlord. If the amount of the insurance proceeds covering the Tenant Improvements exceeds the Construction Allowance paid by Landlord, such excess insurance proceeds may be retained by Tenant. Any insurance proceeds payable with respect to the core and shell of the Building shall be retained solely by Landlord. Any reimbursement by Tenant required hereunder shall be made within ten (10) business days after Tenant's receipt of Landlord's invoice therefor.

28.WAIVER OF TRIAL BY JURY:

To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

29.LATE CHARGE:

Anything in this Lease to the contrary notwithstanding, at Lessor's option, Lessee shall pay a ''Late Charge" of five percent (5%) of any installment of Fixed Basic Rent or Additional Rent not paid or paid more than ten (10) days after the due date thereof, to cover the extra expense involved in handling delinquent payments, said Late Charge to be considered Additional Rent. The amount of the Late Charge to be paid by Lessee shall be reassessed and added to Lessee's obligations for each successive monthly period until paid.

30.LESSEE'S INSURANCE:

(a)Lessee covenants to provide at Lessee's cost and expense on or before the earlier of (i) the Commencement Date, or (ii) Lessee's entering the Premises for the purpose of completing any improvement work, and to keep in full force and effect during the entire Term and so long thereafter as Lessee, or anyone claiming by, through or under Lessee, shall occupy the Premises, insurance coverage as follows:

(i)    Commercial General Liability Insurance with contractual liability endorsements with respect to the Premises and the business of Lessee in which Lessee shall be adequately covered under limits of liability of not less than FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00) combined single limit per occurrence for bodily or personal injury (including death) and property damage. Such insurance may be carried (x) under a blanket policy covering the Premises and other locations of Lessee, if any, provided that each such policy shall in all respects comply with this Article and shall specify that the portion of the total coverage of such policy that is allocated to the Premises is in the amounts required pursuant to this Article 30 and (y) under a primary liability policy of not less than ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) and the balance under an umbrella policy. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Lessee in compliance with this Article 30 shall not modify, reduce, limit or impair Lessee's obligations and liability under Article 33 hereof.

(ii)    Fire and Extended Coverage, Vandalism, Malicious Mischief, Sprinkler Leakage and Special Extended Coverage Insurance in an amount adequate to cover the cost of replacement of Lessee's Property. Lessor shall not be liable for any damage to such property of Lessee by fire or other peril includable in the coverage afforded by the standard form of fire insurance policy with extended coverage endorsement attached (whether or not such coverage is in effect), no matter how caused, it being understood that Lessee will look solely to its insurer for reimbursement.

(iii)    Worker's Compensation Insurance in the minimum statutory amount covering all persons employed by Lessee.

(iv)     Said limits shall be subject to periodic review by Lessor, in consultation with Lessee, and after such joint review, Lessor reserves the right to increase said coverage limits if, in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by tenants in similar buildings in the area by tenants making similar uses. On or before the applicable Commencement Date, and thereafter upon the renewal of such policies, Lessee shall provide Lessor evidence of the insurance coverage required herein in form ACORD 28 with respect to property insurance and ACORD 25-S with respect to liability insurance (or the equivalent) for each of the insurance policies Lessee is required to carry in compliance with its obligations under this Lease.

(b)    All of the aforesaid insurance shall (i) name Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and Lessor's mortgagee, if any, as an additional insured where permissible; (ii) be written by one or more responsible insurance companies licensed in the State of New Jersey with an AM Best Rating of A- or greater; (iii) contain endorsements substantially as follows: "It is understood and agreed that the insurer will give to Lessor, or any successor lessor, c/o Mack-Cali Realty Corporation, P.O. Box 7817, Edison, New Jersey 08818-7817, thirty (30) days prior written notice of any cancellation of this policy."; and (iv) shall be written on an "occurrence" basis and not on a "claims made" basis.

(c)    Lessee shall be solely responsible for payment of premium and Lessor or its designee shall not be required to pay any premium for such insurance. Lessee shall deliver to Lessor at least fifteen (15) days prior to the expiration of such policy, a certificate it being the intention of the parties hereto that the insurance required under the terms hereof shall be continuous during the entire Term of this Lease and any other period of time during which pursuant to the Term hereof, said insurance is required. Any insurance carried by Lessee shall be in excess of and will not contribute with the insurance carried by Lessor for injuries or damage arising out of the Premises.

(d)    Lessee agrees, at its own cost and expense, to comply with all rules and regulations of the National Fire Protection Association (NFPA) National Fire Code.

(e)    Lessor makes no representation that the limits of liability specified to be carried by Lessee or Lessor under the terms of this Lease are adequate to protect Lessee against Lessee's undertaking under this Article 30, and in the event Lessee believes that any such insurance coverage called for under this Lease is insufficient, Lessee shall provide, at its own expense, such additional insurance as Lessee deems adequate.

(f)    In the event the Premises or its contents are damaged or destroyed by fire or other casualty which is capable of being insured against under a customarily issued property insurance policy, (i) Lessor hereby waives its rights, if any, against Lessee with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessee, its agents, employees, representatives or contractors, and (ii) Lessee hereby waives its rights, if any, against Lessor with respect to such damage, or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Lessor, its agents, employees, representatives or contractors.

(g)    Should Lessee fail to maintain the insurance coverage as set forth in this Article 30, and such failure continues for thirty (30) days after written notice, then Lessee shall be in default hereunder and shall be deemed to have breached its covenants as set forth herein.

(h)    Notwithstanding anything contained herein to the contrary, however, Lessor acknowledges that Lessee is self-insured for certain coverages and limits set forth herein, and such self-insurance shall be accepted by Lessor in lieu of the other terms hereof to the extent of such self-insurance; provided, however, that Lessee may only self-insure for the coverages set forth herein if the net worth of Lessee (and the Guarantor, collectively) shall exceed $500.000. If at any time neither Lessee nor the Guarantor is a public corporation, then upon lessor’s request, Lessee shall submit to Lessor audited financial statements of lessee and Guarantor, certified by a nationally recognized certified public accounting firm evidencing the net worth of Lessee and Guarantor. If, at any time, the collective net worth of Lessee and the Guarantor falls below $500,000, then lessee shall obtain the insurance required hereunder from a third party insurance company in accordance with Setion 30b. above.

(i)    Building Insurance: Lessee, at its sole cost and expense, shall obtain and maintain throughout the Term of this Lease, an "All Risk" insurance policy insuring the Building and other improvements located on the Property against loss or damage by perils included in "All Risk" coverage, including, but not limited to, fire, extended coverages, vandalism, malicious mischief, earth movement, flood and other water damage, sprinkler leakage, windstorm and collapse. Lessee, at its sole cost and expense, shall also obtain and maintain throughout the Term of this Lease insurance coverage for the operation of and damage to or resulting from the 'operation of boilers, pressure vessels, and other machinery and equipment, including the operation of electrical equipment. The policy(ies) must include coverage for debris removal and must be in an amount adequate to provide, and include coverage to provide, for the full replacement cost of the Building and other improvements (excluding foundations, excavations, grading, and backfilling) with materials of like kind and quality and in accordance with building and/or zoning codes, ordinances, and laws affecting rebuilding/repair. The policy(ies) shall also include coverage for loss of rental income and other continuing costs to Lessor (i.e. utilities, and other Operating Costs) for the full period of time it would take to repair/restore the Building and other improvements. The policy(ies) shall not include any coinsurance provisions. Lessor, Mack-Cali Realty Corporation, Mack-Cali Realty, L.P. and, if requested, Lessor's mortgagee, if any, shall each be included as insureds on the policy

(ies), and, subject to the terms of the SNDA required under Article 15 of this Lease (including, but not limited to, the provision addressing the adjustment of insurance proceeds and the allocation of the same to the restoration of the Property) Lessor shall make all final decisions with respect to the adjustment of any loss covered by the insurance required to be carried by Lessee hereunder. Lessor shall be the loss payee on the policy(ies) with respect to losses at this Building and on the Property. Lessor's mortgagee, if any, shall be named as mortgagee with respect to the Building and Property and, subject to the terms of, the aforementioned SNDA, Lessee shall comply with any other requirements of Lessor's mortgagee, if any, with respect to the insurance for the Building and Property. If there is no mortgage on the Property, the parties shall allocate the insurance proceeds as provided in Article 10 of this Lease.

Lessee shall be permitted to carry a commercially reasonable deductible which shall not exceed $100,000.00 for property insurance (other than flood and wind perils which shall include a commercially reasonable deductible). Lessee shall indemnify, defend and hold Lessor harmless from and against all claims, losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising from any claim that is covered or would be covered under the insurance required hereunder, to the extent of the deductible and, in the event Lessee failed to maintain all required insurance coverage, or any part thereof, shall further indemnify Lessor for any claim, loss and/or damage which would have been covered if the proper insurance has been maintained. Notwithstanding anything to the contrary contained in this Lease, the carrying of insurance by Lessee in compliance with this Article 30 shall not modify, reduce, limit or impair Lessee's obligations and liability under Article 33 of the Lease. No acceptance by Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, or Lessor's mortgagee of any insurer shall be construed to be a representation, certification, or warranty of such insurer's solvency, and no acceptance by Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, or Lessor's mortgagee as to the amount, type, and/or form of any insurance shall be construed to be a representation, 'certification, or warranty of the sufficiency of such insurance. Further, no acceptance by Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, or Lessor's mortgagee of evidence of insurance coverage which does not fully comply with all of the requirements of this Lease shall prejudice Lessor or any other party in the event of loss or damage nor shall it relieve Lessee of any obligation to provide all insurance and coverage required herein.

In addition to the coverages set forth above, Lessee shall obtain and maintain throughout the Term of this Lease coverage for terrorism under both the property and liability policies in form and amounts satisfactory to Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and Lessor's mortagee, if any, but only to the extent available, from time to time, at commercially reasonable cost.

The coverage provided by Lessee shall provide the primary coverage to Lessor and Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and, if requested, Lessor's mortgagee, if any, for the Building and Property. All policies maintained by Lessee shall include a waiver of subrogation against Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and Lessor's mortgagee, if any.

The insurance carriers providing Lessee's coverage shall have a minimum rating by A.M. Best Company of A- or better and a financial size category rating of at least VIII.

All policies shall contain an endorsement providing thirty (30) days prior written notice of cancellation or non-renewal to Lessor.

Lessee shall provide evidence of Lessee's insurance coverage hereunder in a format reasonably acceptable to Lessor, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and Lessor's mortgagee, if any. Upon Lessor's request, in the event of a loss involving Lessor, Mack-Cali Realty, L.P. and/or Mack-Cali Realty Corporation, Lessee shall provide complete copies of the applicable policies, certified if requested, to Lessor. If policies are not available, binders, signed by the issuing insurance companies, shall be provided to Lessor with copies of all policy forms attached.

The coverage limits set forth herein shall be subject to periodic review and Lessor reserves the right to increase said coverage limits if, in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by owners of similar buildings in the area.

(j)     Lessor will cause The Gale Construction Company L.L.C. ("GCC") to provide two (2) years completed operations coverage from the Commencement Date and name Lessee as an additional insured. If reasonably available, then at Lessee's Option, Lessor shall cause GCC to provide such operations coverage for the full ten (10) year period from the Commencement Date. Any additional premiums payable by Lessor for such extended coverage (i.e. beyond the initial two (2) years) shall be borne solely by Lessee.

31.NO OTHER REPRESENTATIONS:

No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

32.    QUIET ENJOYMENT:

Lessor, covenants that if, and so long as, Lessee pays Fixed Basic Rent, and any Additional Rent as herein provided, and performs Lessee's covenants hereof after notice and prior to the expiration of any applicable cure periods, Lessor shall do nothing to affect Lessee's right to peaceably and quietly have, hold and enjoy the Premises for the Term herein mentioned, subject to the provisions of this Lease.

33.    INDEMNITY:

Subject to the provisions of Section 30(f) of this Lease, Lessee shall defend, indemnify and save harmless Lessor and its agents against and from; (a) any and all claims (i) arising from (x) the conduct or management by Lessee, its subtenants, licensees, its or their employees, agents, contractors or invitees on the Premises or of any business therein; or (y) any work or thing whatsoever done, or any condition created (other than by Lessor for Lessor's or Lessee's account) in or about the Premises during the Term of this Lease, or during the period of time, if any, prior to the Commencement Date that Lessee may have been given access to the Premises, or (z) any default by Lessee, beyond any applicable grace period, under the terms, covenants and conditions of this Lease or (ii) arising 'from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents, contractors or invitees, and (b) all reasonable costs, expenses and liabilities including attorney's fees and disbursements incurred in or in connection with each such claim, action or proceeding brought thereon. In case any action or proceeding be brought against Lessor by reason of any such claim, Lessee, upon notice from Lessor, shall resist and defend such action or proceeding with counsel reasonably acceptable to Lessor. Notwithstanding the foregoing, in no event shall Lessee be required to indemnify Lessor against any claim to the extent resulting from Lessor's negligence or willful misconduct.

Subject to the provisions of Section 30(f) of this Lease, Lessor shall defend, indemnify and save harmless Lessee and its agents against and from; (a) any and all claims (i) arising from (x) the conduct or management by Lessor, its employees, agents or contractors in the Property but outside of the Building; (y) any work or thing whatsoever done, or any condition created (other than by Lessee) in or about the Property or (z) any default by Lessor under the terms, covenants and conditions of this Lease beyond applicable notice and cure periods; or (ii) arising from any negligent or otherwise wrongful act or omission of Lessor or any of its employees, agents or contractors (other than by Lessee), and (b) all reasonable costs and expenses, as well as liabilities including attorney's fees and disbursements incurred in or in connection with each such claim, action (or proceeding brought thereon. In case any action or proceeding be brought against Lessee, by reason of any such claim, Lessor, upon notice from Lessee, shall resist and defend such action or proceeding with counsel reasonably acceptable to Lessee. Notwithstanding the foregoing, in no event shall Lessor be required to indemnify Lessee against any claim to the extent resulting from Lessee's negligence or willful misconduct.

34.    ARTICLE HEADINGS:

The article headings in this Lease and position of its prov1s10ns are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

35.    APPLICABILITY TO HEIRS AND ASSIGNS:

The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns. It is understood that the term "Lessor" as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Lessor herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, provided such purchaser or the mortgagee in possession shall expressly assume and agree to carry out any and all covenants and obligations of Lessor hereunder.

36.    PARKING SPACES:

Lessee's occupancy of the Premises shall include the use of the number of parking spaces as set forth in Section 10 of the Preamble at no cost, which shall be available 24 hours per day, every day of the year. Lessor shall not be responsible for any damage or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. There shall be no charge to Lessee for parking. Lessor and Lessee shall cooperate with each other to achieve not less than the number of parking spaces set forth on the site plan attached hereto as Exhibit A-1 (and shall use reasonable efforts to obtain 4 spaces per thousand square feet), and to the extent that the number of parking spaces approved for the Property is at a ratio greater than 3.5 spaces per thousand rentable square feet, Lessee shall be entitled to the use of such increased ratio of parking spaces; however, Lessee agrees that Lessor may reduce said number of parking spaces if the municipal authorities object to said ratio (but in no event less than 3.5 spaces per thousand square feet). Lessee shall have the right at its cost and expense to install access gates, subject to the reasonable approval of Lessor, not to be unreasonably withheld conditioned or delayed, and further subject to Lessee obtaining at Lessee's sole cost and expense, all governmental approvals in connection therewith. Lessor shall evaluate with Lessee the feasibility of a parking garage on the Land to reduce the heat island effect, provided, however, that all costs associated with same, including all costs to obtain governmental approvals and design and construction of the garage shall be borne solely by Lessee.

37.    LIABILITY FOR LOSS OF PROPERTY:

Subject to the provisions of Section 33, Lessor shall not be liable for any loss of property from any cause whatsoever, including but not limited to theft or burglary from the Premises, and any such loss arising from the negligence of Lessor, its agents, servants or invitees, or from defects, errors or omissions in the construction or design of the Premises and/or the Building, including the structural and non-structural portions thereof, and Lessee covenants and agrees to make no claim for any such loss at any time. The release from liability set forth above shall not be deemed to release Lessor from Lessor's obligation to perform its obligations under this Lease.

38    PARTIAL INVALIDITY:

If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

39.    LESSEE'S BROKER:

Lessee and Lessor each represent and warrant to the other that it has dealt with no broker other than Lessee's Broker in connection with this Lease and each agrees to indemnify and hold the other (and Lessee agrees to indemnify Lessor's mortgagee(s), if applicable) harmless from any and all claims of other brokers claiming to have represented the indemnifying party and reasonable expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease. Lessor agrees to pay a commission to Lessee's Broker in accordance with a separate written agreement. In no event shall Lessor's mortgagee(s) have any obligation to any broker involved in this transaction.

40.    PERSONAL LIABILITY:

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor,. its constituent members (to include but not be limited to, officers, directors, partnered and trustees) their respective successors, assigns or any mortgagee in possession (for the; purposes of this Article, collectively referred to as "Lessor"), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever. For purposes of the preceding sentence, "equity of Lessor in the Building" shall be deemed to include all rents, issues and profits received by Lessor (but only to the extent such rents, issues and profits are not used to pay debt service (including principal and interest) on, the Building and Land).

The obligations of Lessee under this Lease do not constitute personal obligations of the individual partners, shareholders, directors, officers, constituent members, employees or agents of Lessee. Lessor will not seek recourse against the individual partners, shareholders, directors, officers, constituent members, employees or agents of Lessee or any of their personal assets for such satisfaction.

41.    NO OPTION:

The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease becomes effective as a Lease only upon execution and delivery thereof by Lessor and Lessee.

42.    DEFINITIONS:

(a)Force Majeure - Force Majeure shall mean and include those situations beyond Lessor's or Lessee's reasonable control, including by way of example and not by way of limitation, acts of God; accidents; repairs; strikes; shortages of labor, supplies or materials; inclement weather; or, where applicable, the passage of time while waiting for an adjustment or insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the payment of Fixed Basic Rent or Additional Rent, shall, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any performance called for is delayed due to Force Majeure.

(b)Common Areas - shall include all that area outside the Building including but not limited to parking areas, sidewalks, curbs, grounds, on site water lines, electric lines, gas lines, sanitary sewer lines and storm water lines, and roadways associated with the Property and the Mack-Cali Business Campus. Lessee shall have the exclusive right to use the parking areas located within the Property. Lessee shall have use of the Common Areas, subject to reasonable rules, regulations, protocols and practices promulgated by Lessor from time to time.

(c)Affiliate - shall mean a corporation or other entity controlled by, controlling or under common control with Lessor or Lessee, as the case may be. As used in this Lease, the terms "control", "controlled by" or "under common control with" shall mean ownership of (x) more than fifty percent (50%) of the outstanding voting stock of a corporation (or other majority equity and control interest if not a corporation), and (y) the possession of power to direct or cause the direction of j:b.e management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

43.    LEASE COMMENCEMENT:

Except as otherwise provided in this Lease to the contrary, if Lessor, for any reason whatsoever, cannot deliver possession of the Premises to Lessee at the Commencement Date, this Lease shall not be void or voidable, nor shall Lessor be liable to Lessee for any loss or damage resulting therefrom, but in that event, the Term shall be for the full term as specified above to commence from and after the date Lessor shall have delivered possession of the Premises to Lessee and to expire midnight of the Expiration Date, and if requested by Lessor, Lessor and Lessee shall, ratify and confirm said Commencement and Expiration Dates by completing and signing Exhibit G attached hereto and made a part hereof.

44.    NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope addressed or (iii) sent by nationally recognized overnight delivery service (providing evidence of receipt), if to Lessee, at Lessee's address set forth above, if to Lessor, at Lessor's address as set forth above, attention: President and Chief Executive Officer, with a copy to: Executive Vice President and General Counsel and, with respect to personal delivery or overnight delivery, Lessor's address for notices shall be 343 Thornall Street, Edison, New Jersey 08837-2206, addressed to the individuals set forth hereinabove; or, to either at such other address; as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, on the date received by the other party or if sent by overnight delivery service, the next business day. Any rejection or refusal to accept delivery by either party shall constitute receipt of such notice by the rejecting or refusing party.

45.    ACCORD AND SATISFACTION:

No payment by Lessee or receipt by Lessor of a lesser amount than the rent and additional charges payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Fixed Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

46.    EFFECT OF WAIVERS:

No failure by Lessor or Lessee to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent, or waiver, express or implied, by Lessor or Lessee to or of any breach of any covenant, condition or duty of Lessee or Lessor, as the case may be, shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless signed in writing by the party granting such consent or waiver.

47.    ATTORNEYS FEES:

In the event that either party shall prevail in any litigation pursuant to this Lease, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees fixed by the court and part of any final judgment rendered.

48.    MORTGAGEE'S NOTICE AND OPPORTUNITY TO CURE:

Lessee agrees to give any mortgagees and/or trust deed holders, by registered mail, a copy of any notice of default served upon Lessor, provided that, prior to such notice, Lessee has been notified in writing (by way of notice of assignment of rents and leases or otherwise) of the address of such mortgagees and/or trust deed holders. Lessee further agrees that, if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days, any mortgagee and/or trust deed holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the SNDA and this Article, the terms and conditions of the SNDA shall govern.

49.    LESSOR'S RESERVED RIGHT:

Lessor and Lessee acknowledge that the Premises are in a building which is not open to the general public. Access to the Building is restricted to Lessee, its agents, employees and contractors and invited visitors to the extent provided in this Lease.

50.    CORPORATE AUTHORITY:

If Lessee is a corporation, Lessee represents and warrants that this Lease has been duly authorized and approved by the corporation's Board of Directors. Lessee represents and warrants to Lessor (i) that neither Lessee nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Lessee nor any of its officers, directors or managing members is a person or entity (collectively, "Lessee and Others in Interest") with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 (the "Executive Order") and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action, (ii) that Lessee and Others in Interest's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"), and (iii) that throughout the Term Lessee shall comply with the Executive Order and with the Money Laundering Act.

Lessor represents and warrants that this Lease has been duly authorized and approved by a member of Lessor with the authority to do so. Lessor represents and warrants to Lessee (i) that neither Lessor nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Lessor nor any of its officers, directors or managing members is a person or entity (collectively, "Lessor and Others in Interest") with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC(including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute,, executive order (including Executive Order 13224 signed on September 24, 2001 (the "Executive Order") and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental action, (ii) that Lessor and Others in Interest's activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"), and (iii) that throughout the Term Lessor shall comply with the Executive Order and with the Money Laundering Act.

51.    SIGNS:

Lessor has provided a monument(s) at the Property. Lessee, at Lessee's sole cost and expense, shall construct the sign and mount it to each monument. The size and design of the monument signage shall be subject to Lessor's reasonable approval, which shall not be unreasonably withheld, conditioned or delayed. Lessee shall pay for all other signs installed by Lessee such as, but not limited to: (i) exterior signs as shown on Exhibit I attached hereto and made a part hereof; (ii) elevator lobby signage on floors completely occupied by Lessee; (iii) top position on any present or future pylon signage, if any, in an area equivalent to Lessee's pro rata share (based upon the square footage occupied by Lessee as compared to the other lessees utilizing the pylon); (iv) entry door signage; (v) building facade signs; and (vi) electronic directory system mutually acceptable to Lessor and Lessee. All signage visible to the outside of the Building shall be subject to Lessor's reasonable approval, which shall not be unreasonably withheld, conditioned or delayed. Approval by Lessor shall not be deemed approval by governmental authorities. Lessee, at its sole ' cost and expense, shall obtain all such approvals from governmental authorities. During the term of this Lease, provided that Lessee, Lessee's Affiliates and/or Lessee's Vendors are in occupancy of all of the Building, Lessor shall not name the Building or place any signs on the Building or the Property, except that Lessor shall be entitled to (i) place a sign containing Lessor's or its affiliate(s) name(s) and logo on the wall of the Building near the entry no larger than 6" by 12" that says owned by Mack-Cali (or its affiliate) with its telephone number and (ii) install ordinary signs typically used in connection with the operation of Class A office buildings.

52.    OPTIONS TO EXTEND:

(a)    If this Lease shall then be in full force and effect, and Lessee is not in default under this Lease beyond applicable notice and grace periods, Lessee shall have the option to extend the Term of this Lease for two (2) successive periods of between five (5) and ten (10) years each (each, an "Extension Term" and the first (1st) five (5)-ten (10) year renewal period being the "First Extension Term" and the second (2nd) five (5)-ten (10) year period being the "Second Extension Term"). The First Extension Term shall commence on the day after the Expiration Date. Lessee shall give Lessor notice of Lessee's election to extend the Term no earlier than twenty-four (24) months prior to the Expiration Date nor later than sixteen (16) months prior to the Expiration Date. The Second Extension Term shall commence on the day immediately following the expiration date of the First Extension Term; provided, however, that Lessee shall give Lessor notice of Lessee's election to extend the Term no earlier than twenty-four (24) months prior to the expiration date of the First Extension Term nor later than sixteen (16) months prior to the expiration date of the First Extension Term. Time shall be of the essence in connection with the exercise of Lessee's option pursuant to this Article. Each notice of election for an Extension Term shall specify the length of such Extension Term between five (5) and ten (10) years.

(b)    Intentionally omitted.

(c)    Such extension of the Term of this Lease shall be upon the same covenants and conditions, as herein set forth except for the Fixed Basic Rent (which shall be determined in the manner set forth below) and Lessee shall have no further right to extend the Term of this Lease after the exercise of the two (2) options described in paragraph (a) hereof. If Lessee shall duly give notice of its election to extend the Term of this Lease, such Extension Term (for which notice of election has been given) shall be added to and become a part of the Term of this Lease (but shall not be considered a part of the initial Term), and any reference in this Lease to the "Term of this Lease", the "Term hereof, or any similar expression shall be deemed to include such Extension Term, and, in addition, the term "Expiration Date" shall thereafter mean the last day of such Extension Term. Lessor shall have no obligation to perform any alteration or preparatory work in and to the Premises and Lessee shall continue possession thereof in its "as is" condition.

(d)    If Lessee exercises its option for an Extension Term, the Fixed Basic Rent during the Extension Term in question shall be ninety-five percent (95%) of the fair market rent for the Premises, as hereinafter set forth.

(e)    Lessor and Lessee shall use their reasonable efforts, within thirty (30) days after Lessor receives Lessee's notice of its election to extend the Term of this Lease for the Extension Term ("Negotiation Period"), to agree upon the Fixed Basic Rent to be paid by Lessee during such Extension Term in question. If Lessor and Lessee shall agree upon the Fixed Basic Rent for the Extension Term, the parties shall promptly execute an amendment to this Lease stating the Fixed Basic Rent for the Extension Term in question.

(f)    If the parties are unable to agree on the Fixed Basic Rent for the Extension Term in question during the Negotiation Period, then within fifteen (15) days after notice from the other party, given after expiration of the Negotiation Period, each party, at its cost and upon notice to the other party, shall appoint a person to act as an appraiser hereunder, to determine the fair market rent for the Premises for the Extension Term. Each such person shall be an appraiser, having the MAI designation from the Appraisal Institute (or its successor organization), with at least ten (10) years' active commercial real estate appraisal experience (involving the leasing of office space as agent for both lessors and lessees) in Morris County, New Jersey. If a party does not appoint a person to act as an appraiser within said fifteen (15) day period, the person appointed by the other party shall be the sole appraiser and shall determine the aforesaid fair market rent. Each notice containing the name of a person to act as appraiser shall contain also the person's address. Before proceeding to establish the fair market rent, the appraisers shall subscribe and swear to an oath fairly and impartially to determine such rent.

If the two (2) appraisers are appointed by the parties as stated in the immediately preceding paragraph, they shall meet promptly and attempt to determine the fair market rent. If they are unable to agree within thirty (30) days after the appointment of the second appraiser, they shall each set forth in writing to the other their determination of the fair market rent and attempt to select a third person meeting the qualifications stated in the immediately preceding paragraph within fifteen (15) days after the last day the two (2) appraisers are given to determine the fair market rent. If they are unable to agree on the third person to act as appraiser within said fifteen (15) day period, the third person shall be appointed by the American Arbitration Association (or any successor thereto) ("Association"), upon the application of Lessor or Lessee to the office of the Association nearest to the Building. The person 'appointed to act as appraiser by the Association shall be required to meet the qualifications stated in the immediately preceding paragraph. Each of the parties shall bear fifty percent (50%) of the cost of appointing the third person and of paying the third person's fees. The third person, however selected, shall be required to take an oath similar to that described above.

The third appraiser shall conduct such hearing and investigations as he/she may deem appropriate and shall, within thirty (30) days after the date of his/her appointment, determine the fair market rent by selecting the fair market rent determined by either the appraiser selected by Lessor or the appraiser selected by Lessee. The third appraiser shall have no discretion other than to choose the fair market rent determined by one of the other two appraisers by the process commonly known as "baseball arbitration".

(g)    After the fair market rent for the Extension Term in question has been determined by the appraiser or appraisers and the appraiser or appraisers shall have notified the parties, at the request of either party, both parties shall execute and deliver to each other an amendment of this Lease stating the Fixed Basic Rent for the Extension Term in question.

(h)    If the Fixed Basic Rent for the Extension Term in question has not been agreed to or established prior to the commencement of the Extension Term, then Lessee shall pay to Lessor an annual rent ("Temporary Rent"), which Temporary Rent shall be increased by 1.76% of the Fixed Basic Rent payable by Lessee for the last year of the Term immediately preceding the Extension Term in question. Thereafter, if the parties shall agree upon a Fixed Basic Rent, or the Fixed Basic Rent shall be established upon the determination of the fair market rent by the appraiser or appraisers, at a rate at variance with the Temporary Rent:

(i)    if such Fixed Basic Rent is greater than the Temporary Rent, Lessee shall promptly pay to Lessor the difference between the Fixed Basic Rent determined by agreement or the appraisal process and the Temporary Rent; or (ii) if such Fixed Basic Rent is less than the Temporary Rent, Lessor shall credit to Lessee's subsequent monthly installments of Fixed Basic Rent, the difference between the Temporary Rent and the Fixed Basic Rent determined by agreement or the appraisal process.

(j)    In determining the fair market rent during the Extension Term, the appraiser or appraisers shall be required to take into account the rentals at which non-renewal leases of comparable size, quality and floor height (as of the last day of the initial Term or First Extension Term, as the case may be), for comparable term leases without renewal options with the lessor and lessee each acting prudently, with knowledge and for self-interest, and assuming that neither is under undue duress, in the Building and in comparable office buildings in Morris County, New Jersey (including quality and age of the Building) for lessees of similar size and credit, which comparable rentals will be adjusted to reflect escalation clauses, services to be provided and all concessions then being granted by lessors to lessees (e.g. free rent, brokerage fees, moving expenses, fit-out allowances and tenant improvements) to the extent provided to Lessee from Lessor for the Extension Term.

(k)    The option granted to Lessee under this Article may be exercised only by Lessee,an Affiliate of Lessee, and permitted successors and assigns, and not by any sublessee or any successor to the interest of Lessee by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Lessee or substantially all of Lessee's property. Notwithstanding the foregoing, Lessee shall have no right to extend the Term unless, at the time it gives notice of its election, Lessee, Affiliates of Lessee or permitted assignees under Section 8c. of this Lease (including Lessee's Vendors) shall be in occupancy of at least fifty percent (50%) of the Premises.

53.    RIGHT OF FIRST OFFER TO PURCHASE:

(a)Provided that (i) this Lease shall not have been terminated, (ii) Lessee shall not be in monetary or material nonmonetary default under this Lease beyond applicable grace periods, (iii) Wyndham Worldwide Operations, Inc. or an Affiliate or successor described in Section 8(c) is Lessee under this Lease and (iv) Wyndham Worldwide Operations, Inc., or an Affiliate shall lease and occupy at least 50% of the gross rentable area of the Premises, if Lessor shall desire to sell the Premises and/or 22 Sylvan Way and/or the tax lot Block 202, Lot 3.12, together, in each instance, with any contiguous buffer or strip areas (each being a "ROFO purchase Property(ies)") (other than to any Affiliate of Lessor or to any person, firm or entity having a direct or indirect interest in Lessor or any Affiliate of any such person, firm or entity in which case this right shall not apply, but it shall contine with the sale), Lessor shall give notice to Lessee (the “Offering Notice”), which notice shall set forth Lessor’s determination of the price and other material terms upon which Lessor is prepared to see each such ROFO Purchase Property. The granting of any mortgages, ground leases entered into as part of a sale/leaseback financing device or other security instruments, easements, rights of way and/or similar encumbrances affecting the ROFO Purchase Properties shall not require the giving of any such Offering Notice, provided that the purpose of such granting is not to circumvent or hinder Lessee's rights under this Article 53. The sale or other transfer of any direct or indirect interest in Lessor shall not require the giving of any Offering Notice. Lessee acknowledges that if Lessor desires to sell any of the ROFO Purchase Properties to a third party together with any other asset of Lessor or any Affiliate of Lessor or any person, firm or entity having a direct or indirect interest in Lessor or any Affiliate of any such person, firm or entity, then Lessor shall not be required to give an Offering Notice to Lessee with respect to such sale and if Lessor sells the Premises to any third party together with any such other asset such third party purchaser shall not be subject to Lessee's rights under this Article 53 and all of Lessee's rights under this Article 53 shall be null and void and of no further force and effect. Lessee agrees that the holder (which holder is not Lessor or any Affiliate of Lessor) of any such mortgage, ground lease or other security instrument affecting the Premises ("Lender") shall have the right to foreclose upon the Premises or otherwise accept a deed in lieu of foreclosure with respect thereto free of all rights of Lessee under this Article 53 and following the transfer of title pursuant to such foreclosure or acceptance of a deed in lieu of foreclosure, Lender or the purchaser pf the Premises at the foreclosure sale shall not be subject to Lessee's rights under this Article 53 and all of Lessee's rights under this Article 53 shall be null and void and of no further force and effect. If more than one of the ROFO Purchase Properties is the subject of the Offering Notice, Lessee shall have the right to exercise this option with respect to one or more of said properties and shall not be required to exercise this option with respect to all of them. Furthermore, if at any time, the owner of the tax lot Block 202, Lot 3.12 constructs a permanent building on such property for lease to third party(ies), then Lessee's rights thereto under this Article 53 shall be deemed null and void and of no further force or effect.

(b)If Lessor gives an Offering Notice to Lessee, Lessee shall have thirty (30) days to notify Lessor (the "Acceptance Notice") that Lessee accepts the terms of the Offering Notice and to deliver to Lessor a down payment equal to ten percent (10%) of the purchase price set forth in the Offering Notice (the "Down Payment"), TIME BEING OF THE ESSENCE in the giving of the Acceptance Notice. If Lessee timely delivers the Acceptance Notice and the Down Payment to Lessor, Lessee and Lessor shall have a period (the "PSA Execution Period") of twenty (20) days after the giving of the Acceptance Notice to execute and exchange with one another a purchase and sale agreement for the ROFO Purchase Property in the form attached hereto as Exhibit M (the "Purchase and Sale Agreement"). If Lessee fails to deliver the Acceptance Notice and the Down Payment to Lessor within the thirty (30) day period described above, Lessor shall have no further obligations under this Article 53 (subject to subsection (d) below) with respect to the ROFO Purchase Property that is the subject of the Offering Notice and Lessor may sell that particular ROFO Purchase Property to any third party on any terms and conditions as Lessor shall deem appropriate in its sole and absolute discretion (subject to subsection (d) below) and Lessee shall, within ten (10) business days after request by Lessor, deliver a certification (a "Certification") to Lessor confirming that, except for Lessee's rights, if any, pursuant to subsection (d) below, Lessee has no further right to purchase that particular ROFO Purchase Property and Lessor may sell that particular ROFO Purchase Property to any third party free of all rights of Lessee under this Article 53 (subject to subsection (d) below), but no such Certification shall be necessary to make the terms hereof effective.

(c)If Lessee exercises the option herein pursuant to subsection (b) above, Lessor and Lessee shall each execute and deliver one to the other a fully executed original of the Purchase and Sale Agreement within the PSA Execution Period. If Lessee timely gives the Acceptance Notice and Down Payment to Lessor and fails to execute the Purchase and Sale Agreement within the PSA Execution Period, Lessor shall retain the Down Payment and Lessee shall have no further rights with respect to the ROFO Purchase Property. The parties shall then proceed to closing in accordance with the Purchase and Sale Agreement.

(d)If (i) Lessor gives an Offering Notice to Lessee, (ii) Lessee fails to deliver the Acceptance Notice and the Down Payment to Lessor within the thirty (30) day period described in paragraph (b) above and execute the Purchase and Sale Agreement within the PSA Execution Period and (iii) Lessor desires to sell that particular ROFO Purchase Property to any third party at a price which is less than 95% of the purchase price set forth in the Offering Notice or on other material terms more favorable in a material manner to the purchaser than those set forth in the Offering Notice, then Lessor shall not sell the ROFO

Purchase Property to such third party without delivering an Offering Notice to Lessee offering to sell the Premises to Lessee at the purchase price and other material terms upon which Lessor was willing to sell the ROFO Purchase Property to such third party.

(e)Lessee shall not take any action with respect to the transactions contemplated by this Article 53 which interferes with Lessor's ability to sell, exchange, transfer, lease, dispose of or finance the ROFO Purchase Property and shall not file a lis pendens or other form of attachment against the ROFO Purchase Property.

(f)If Lessor shall complete a sale of the ROFO Purchase Property that is the subject of an Offering Notice to a third party in accordance with this Article 53, all of Lessee's rights under this Article 53 shall be null and void and of no further force and effect with respect to that particular ROFO Purchase Property, but shall remain in effect with respect to those that have not yet been sold or offered. If Lessor and Lessee execute and exchange a Purchase and Sale Agreement with respect to the Premises and Lessee defaults thereunder, the same shall not be deemed a default by Lessee under this Lease, but then all of Lessee's rights under this Article 53 shall be null and void and of no further force and effect.

(g)Anything in this Lease to the contrary notwithstanding, this Article 53 shall be null and void and of no further force and effect if (i) Wyndham Worldwide Operations, Inc. or an Affiliate or successor, as described above, is no longer the Lessee under this Lease or (ii) this Lease shall fail to be in full force and effect.

54.    RIGHT OF FIRST OFFER TO LEASE:

(a)    (i)    Subject to the provisions of this Article, Lessee shall have the option to lease from Lessor units containing no less than l0,000 rentable square feet in the following buildings: One Sylvan Way, Parsippany, New Jersey and Seven Sylvan Way, Parsippany, New Jersey ("Additional Space") at the expiration of the existing space lease(s) or after the initial leasing (if such unit is presently vacant or is located in Seven Sylvan Way) for such Additional Space, subject to Lessor's right to renew such leases or to enter into direct leases with existing subtenants and subject to the rights in effect as of the date of this Lease held by any existing tenants with respect to the Additional Space (the "Existing ROFOTL Rights") with respect to the Additional Space. If the Term of this Lease shall be in full force and effect on the expiration or termination date of the existing space leases or after the initial leases, as the case may be, for the Additional Space, subject to Lessor's right to renew such leases or to enter into direct leases with existing subtenants and subject to the Existing ROFOTL Rights, and the date upon which Lessee shall exercise the option hereinafter referred to, Lessee shall have the option to lease all, but not less than all of each unit set forth in Lessor's notice to Lessee that such unit is available for leasing ("Lessor's Availability Notice"). Lessor's Availability Notice will advise Lessee of the terms and conditions Lessor would be willing to accept with respect to the Additional Space, and Lessee shall have twenty (20) days within which to respond to Lessor's offer (TIME BEING OF THE ESSENCE). If Lessee accepts Lessor's offer, the parties shall promptly enter into a lease for such Additional Space upon such terms and conditions and otherwise upon the terms and conditions set forth in this Lease, mutatis mutandis, the parties 'acknowledging, however, that such Additional Space is likely to be located in a full service multi-tenanted building and the lease for such Additional Space will be revised to reflect that. If Lessee rejects Lessor's offer, Lessor may lease the Additional Space to any party upon such terms and conditions as Lessor shall deem in its best interests, but Lessee's rights hereunder shall apply if the unit again becomes available for leasing.

(ii)    If Lessor gives a Lessor's Availability Notice to Lessee and Lessee fails to deliver notice of the acceptance of the Additional Space within the twenty (20) day period described in Section 54(a)(i), above, and Lessor desires to lease the Additional Space to any third party at a rental which is less than 95% of the rent set forth in the Lessor's Availability Notice or on material terms more favorable in a material manner to the tenant than those set forth in the Lessor's Availability Notice or for more or less space than that set forth in Lessor's Availability Notice, then Lessor shall not lease the Additional Space to such third party without delivering a Lessor's Availability Notice to Lessee offering to lease the Additional Space at the rent and other material terms upon which Lessor was willing to lease the Additional Space to such third party. Lessee shall have five (5) business days to respond to Lessor's revised offer.

(b)    (i)    If Lessor (or an Affiliate of Lessor) determines, in its sole discretion, that it intends to construct an office building on the tax lot Block 202, Lot 3.12 ("Vacant Land Building") for leasing by one or more third parties, Lessor shall give a notice to Lessee for Lessee to lease all or the portion of the Vacant Land Building (the "Offering Notice”) set forth in Lessor's notice and the terms of such leasing.

Lessor's Offering Notice will advise Lessee of the particular portion of the Vacant Space Building being offered by Lessor and the terms and conditions Lessor would be willing to accept with respect to the Vacant Land Building, and Lessee shall have twenty (20) days within which to respond to Lessor's offer (TIME BEING OF THE ESSENCE). If

Lessee accepts Lessor's offer, the parties shall promptly enter into a lease for all, but not less than all, of such space in the Vacant Land Building being offered to Lessee in the Offering Notice upon such terms and conditions set forth in this Lease, mutatis mutandis, except as to the economic terms thereof, which will be those set forth in the Offering Notice; provided, however, that the parties acknowledge that the Vacant Land Building may be a part of a multi-tenanted building and the terms of such leasing must be modified accordingly. If Lessee rejects Lessor's offer, Lessor may lease the Vacant Land Building to any party or parties upon such terms and conditions as Lessor shall deem in its best interests and Lessor's rights hereunder shall be deemed null and void and of no further force or effect.

(ii)    If Lessor gives a Lessor's Offering Notice to Lessee and Lessee fails to deliver notice of the acceptance of the Vacant Land Building within the twenty (20) day period described in subparagraph (h)(i), above, and Lessor desires to lease the space in the Vacant Space Building which was the subject of the Offering Notice to any third party at a rental which is less than 95% of the rent set forth in the Lessor's Offering Notice or on material terms more favorable in a material manner to the tenant than those set forth in the Lessor’s Offering Notice, then Lessor shall not lease such space to such third party without delivering a Lessor's Offering Notice to Lessee offering to lease such space at the rent and other material terms upon which Lessor was willing to lease such space to such third party. Lessee shall have five (5) business days to respond to Lessor's revised offer.

(iii)    In no event shall Lessee have any right to lease space in any building to be constructed on the Vacant Land other than a first class office building; it being understood that Lessor, in its sole discretion, may elect to construct any improvements on such Vacant Land as Lessor shall deem in its best interests.

(iv)    The granting of any mortgages, ground leases entered into as part of a sale/leaseback financing device or otherwise or other security instruments, easements, rights of way and/or similar encumbrances affecting the One Sylvan Way, Seven Sylvan Way or the Vacant Land shall not trigger Lessee's right of first offer hereunder. The sale or other transfer of any direct or indirect interest in the One Sylvan Way, Seven Sylvan Way or the Vacant Land shall not require the giving of any Availability Notice or Offering Notice, except as provided in Article 53 above with respect to the Vacant Land. Lessee agrees that the holder of any mortgage, ground lease or other security instrument affecting One Sylvan Way, Seven Sylvan Way or the Vacant Land ("Lender") shall have the right to foreclose upon the applicable property or otherwise accept a deed in lieu of foreclosure with respect thereto free of all rights of Lessee under this Article 53 and following the transfer of title pursuant to such foreclosure or acceptance of a deed in lieu of foreclosure, Lender or the purchaser of the applicable property at the foreclosure sale shall not be subject to Lessee's rights under this Article 53; and all of Lessee's rights under this Article 53 shall be null and void and of no further force and effect.

(c)    The option granted to Lessee under this Article 54 may be exercised only by Lessee, its permitted successors and assigns, and not by any subtenant or any successor to the interest of Lessee by reason of any action under the Bankruptcy Code, or by any public officer, custodian, receiver, United States Trustee, trustee or liquidator of Lessee or substantially all of Lessee's property. Lessee shall have no right to exercise any of such options subsequent to the date Lessor shall have the right to give the notice of termination referred to in Article 13. Notwithstanding the foregoing, Lessee shall have no right to exercise the option granted to Lessee hereunder if, at the time it gives notice of such election (i) Lessee shall not be in occupancy of at least seventy-five percent of the Premises or (ii) more than twenty five percent of the Premises shall be the subject of a sublease. If Lessee shall have elected to exercise its option hereunder, such election shall be (at Lessor's option) deemed withdrawn if, at any time after the giving of notice of such election and prior to the occupancy of the Additional Space, Lessee shall sublease all or any part of the Premises or assign Lessee's interest in this Lease.

(d)    This Article 54 shall be deemed null and void and of no force or effect with respect to any building set forth above at any time such building shall no longer be owned by Lessor, an Affiliate of Lessor or an Affiliate of Mack-Cali Realty Corporation.

55.    ROOF RIGHTS:

Without limiting any other provision of this Lease, Lessee shall have the exclusive right to install satellite dishes, antennae and related equipment (collectively, the "Dish") and supplemental HVAC units ("HVAC Units") on the roof of the Building (including necessary connection to the Premises) for use by Lessee, provided any such installations shall be subject to Lessor's prior consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any such facilities shall be installed in accordance with all applicable laws and building codes. The HVAC Units and the Dish shall be screened to Lessor's reasonable satisfaction. Lessee shall remove such facilities at the expiration or earlier termination of the Lease; provided Lessee shall repair any damage to the roof caused by such removal. Prior to making any installations on the roof of the Building, Lessee shall use a roofing contractor for all work to be performed by Lessee on the roof of the Building approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed.

Lessee shall furnish detailed plans and specifications for the HVAC Units and the Dish (or any modification thereof) to Lessor for its approval. The parties agree that Lessee’s use of the rooftop of the Building is an exclusive use. Lessee shall secure and keep in full force and effect, from and after the time Lessee begins construction and installation of the HVAC Units and the Dish, such supplementary insurance with respect to the HVAC Units and the Dish as Lessor may reasonably require, provided that the same shall not be in excess of that which would customarily be required from time to time by lessors of buildings of similar class and character in Morris County, New Jersey with respect to similar installations.

In connection with the installation, maintenance and operation of the HVAC Units and the Dish, Lessee, at Lessee's sole cost and expense, shall comply with all legal requirements and shall procure, maintain and pay for all permits required therefor, and Lessor makes no warranties whatsoever as to the permissibility of HVAC Units and the Dish under applicable legal requirements or the suitability of the roof of the Building for the installation thereof. If Lessor's structural engineer deems it advisable that there be structural reinforcement of the roof in connection with the installation of the HVAC Units and the Dish, Lessor shall perform same at Lessee's cost and expense and Lessee shall not perform any such installation prior to the completion of any such structural reinforcement. The installation of the HVAC Units and the Dish shall be subject to the provisions of Articles 5 and 6 applicable to alterations and installations. For the purpose of installing, servicing or repairing the HVAC Units and the Dish, Lessee shall have access to the rooftop of the Building, upon reasonable notice to Lessor, and Lessor shall have the right to require, as a condition to such access, that Lessee (or its employee, contractor or other representative) at all times be accompanied by a representative of Lessor. Lessee shall pay for all electrical service required for Lessee's use of the HVAC Units and the Dish, in accordance with the provision set forth in Article 22 hereof

Lessee, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance and repair, operation or removal of the HVAC Units and the Dish. Lessee shall be responsible for all costs and expense for repairs of the roof, which result from Lessee's use of the roof for the construction, installation, maintenance, repair, operation and use of the HVAC Units and the Dish. All installations made by Lessee on the rooftop or in any other part of the Building pursuant to the provisions of this Article 55 shall be at the sole risk of Lessee, and neither Lessor, nor any agent or employee of Lessor, shall be responsible or liable for any injury or damage to, or arising out of, the HVAC Units and the Dish. Lessee's indemnity under Article 33 shall apply with respect to the installation, maintenance, operation, presence or removal of the HVAC Units and the Dish by Lessee.

Upon the expiration of the Term, the Dish (but not the HVAC Units to the extent installed as part of the Tenant Improvements) shall be removed by Lessee at its sole cost and expense, and Lessee shall repair any damage to the rooftop or any other portions of the Building to substantially their condition immediately prior to Lessee's installation of the Dish (ordinary wear and tear excepted).

The rights granted in this Article 55 are given in connection with, and as part of the rights created under this Lease and are not separately transferable or assignable.

If the installation of the HVAC Units and the Dish or act or omission relating thereto should revoke, negate or in any manner impair or limit any roof warranty or guaranty obtained by Lessor, then Lessee shall reimburse Lessor for any loss or damage sustained or costs or expenses incurred by Lessor as a result of such impairment or limitation.

56.    GENERATOR; UPS;WIFI:

(a)Lessor acknowledges that Lessee, at its sole cost and expense, may install one or more pad mounted emergency generators with skid mounted fuel tank and weatherproof enclosure on grade outside of the Building, the exact location of which to be subject to Lessor's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee, at its sole cost, shall be responsible for obtaining any governmental approvals necessary with respect to the installation and operation of the generator(s). Lessor shall have no obligation to perform any maintenance or repairs with respect to the generator(s), the cost of which shall be borne solely by Lessee. The generator(s) shall be properly screened to Lessor’s reasonable satisfaction. Lessee, at its sole cost and expense, shall promptly repair any and all damage to the Property caused by the installation, maintenance and repair, operation or removal of the generator(s). Lessee's indemnity under Article 33 shall apply with respect to the installation, maintenance, operations, presence or removal of the generator(s) by Lessee. At the end of the Term, the generator(s) shall remain with the Property in AS-IS condition and shall be and become the property of Lessor.

(b)Lessee, at Lessee's sole cost and expense, may install one or more UPS systems within the Building and may modify the structure of the Building as required to support these system(s). All plans and specifications for such work and the exact location of the system(s) shall be subject to Lessor's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Lessee, at its sole cost, shall be responsible for obtaining any governmental approvals necessary with respect to the installation and operation of the UPS system(s). Lessor shall have no obligation to perform any maintenance or repairs with respect to the UPS system(s), the cost of which shall be borne solely by Lessee. Lessee, at its sole cost and expense, shall promptly repair any and all damage to the Property caused by the installation, maintenance and repair, operation or removal of the UPS system(s). Lessee's indemnity under Article 33 shall apply with respect to the installation, maintenance, operation, presence or removal of the UPS system(s) by Lessee. At the end of the Term, the UPS system(s) shall remain with the Property in AS-IS condition and shall be and become the property of Lessor.

(c)Lessee, at its sole cost and expense, may install one or more wireless intranet, internet or any data or communications networks (collectively, the "WIFI Network") in the Building. Lessee shall not use the WIFI Network in a manner that causes unreasonable interference with the communications systems of other tenants in the Mack-Cali Business Campus or otherwise interferes with the normal operation of the Building and the Building' systems. Lessee, at its sole cost, shall be responsible for obtaining any governmental approvals necessary with respect to the installation and operation of the WIFI Network. Lessor shall have no obligation to perform any maintenance or repairs with respect to the WIFI Network, the cost of which shall be borne solely by Lessee. Lessee, at its ole cost and expense, shall promptly repair any and all damage to the Property caused by the installation, maintenance and repair, operation or removal of the WIFI Network. Lessee's indemnity under Article 33 shall apply with respect to the installation, maintenance, operation, presence or removal of the WIFI Network by Lessee. At the end of the Term, Lessee shall remove the WIFI Network and restore the affected areas to the condition existing prior to installation.

57.    NEW JERSEY ECONOMIC DEVELOPMENT INCENTIVES:

Lessor shall cooperate with Lessee to enable Lessee to obtain State of New Jersey economic incentives, including, to the extent applicable, New Jersey State tax incentives. n no event shall Lessor be obligated to expend any monies in connection with Lessee's application for such incentives or Lessor's cooperation with respect thereto. It shall not be a condition of this Lease that Lessee obtain such incentives. This Lease shall remain in full force and effect whether such incentives are obtained or not.

58.    CONSEQUENTIAL DAMAGES:

Notwithstanding any other provision of this Lease to the contrary, in no event shall either Lessor, or Lessee be liable to the other for any punitive, exemplary, treble, indirect or consequential damages or damages for loss of business.

59.    PUBLIC INCENTIVES:

Lessor has been advised by Lessee that it will be seeking tax credits, sales tax exemption and/or other public incentives in connection with this Lease and Lessor agrees to cooperate reasonably with Lessee, but without cost to Lessor, and to sign any required documents (in form and content reasonably acceptable to Lessor) that Lessee may reasonably request.

60.    TEMPORARY SPACE:

If Lessor receives from Lessee a written notice referencing this Section, then, to the extent there is temporary space available in the Mack-Cali Business Campus, Lessor shall endeavor to exercise reasonable efforts to provide Lessee with improved temporary space that is painted and carpeted in the Mack-Cali Business Campus (i) for a term ending no later than fourteen (14) days after the date Lessee's Tenant Improvements in the Premises are substantially complete and (ii) at a rental rate equal to ninety-five percent (95%) of that spaces fair market rent as determined in the manner set forth in Article 52 hereof, mutatis mutandis. The parties shall enter into a temporary lease agreement covering such temporary space.

61.    MEMORANDA OF RIGHT OF FIRST OFFER:

At Lessee's election, Lessor and each owner of a property which is subject to the Rights of First Offer described in Article 53 above, shall execute and deliver to Lessee memoranda describing the properties subject to such rights and the basic terms thereof, in recordable form for the purpose of recordation in the offices of the County Clerk of Morris County. Prior to recording such memoranda, Lessee shall also execute and deliver to Lessor memoranda of termination, which Lessor's attorney shall hold in trust pending the expiration or earlier termination of Lessee's rights pursuant to Article 53 hereof. Upon the termination or expiration of Lessee's rights pursuant to Article 53, Lessor and Lessee hereby agree that Lessor's attorney, as escrow agent, shall have the right to record the memoranda of termination, provided neither Lessor nor Lessee notifies escrow agent of any objection to such recording.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

[SIGNATURES TO FOLLOW]

IN WITNESS THEREOF, the parties hereto have hereunto set their hands the day and year first written above.

LESSOR:
14 SYLVAN REALTY L.L.C.

By:	Mack-Cali Realty L.P., its Sole Member
Mack-Cali Realty Corporation, its General Partner
/s/ Mitchell E. Hersh
President and Chief Executive Officer

LESSEE:
WYNDHAM WORLDWIDE OPERATONS, INC.

By:	/s/ Frank Camapna
Name:	Frank Campana
Title:	Senior Vice President

The undersigned hereby confirms and agrees to the provisions of Article 53 hereof.

PARSIPPANY CAMPUS REALTY ASSOCIATES L.L.C.

By:	Mack-Cali Realty L.P., member
	By:	Mack-Cali Corporation, its general partner
		By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer
The undersigned hereby confirms and agrees to the provisions of Article 53 hereof.

ONE CAMPUS ASSOCIATES, L.L.C.

By:	M-C 3 Campus, LLC, sole member
	By:	3 Campus Realty L.L.C., managing member
		By:	Mack-Cali Realty, L.P., sole member
			By:	Mack-Cali Realty Corporation, its general partner
				By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

The undersigned hereby confirms and agrees to the provisions of Article 54 hereof.

SYLVAN/CAMPUS REALTY L.L.C.

By:	Mack-Cali Realty L.P., member
	By:	Mack-Cali Corporation, its general partner
		By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

The undersigned hereby confirms and agrees to the provisions of Article 54 hereof.

ONE SYLVAN REALTY L.L.C.

By:	Mack-Cali Realty L.P., member
	By:	Mack-Cali Corporation, its general partner
		By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer